UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a – 101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.__)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

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	☒	Definitive Proxy Statement
	☐	Definitive Additional Materials
	☐	Soliciting Material Pursuant to §240.14a-12

BAYLAKE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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BAYLAKE CORP.
217 North Fourth Avenue
Sturgeon Bay, Wisconsin 54235
(920) 743-5551

April 28, 2010

Dear Baylake Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Baylake Corp., to be held at 7:00 p.m. on Monday, June 7, 2010 at Stone Harbor Resort & Conference Center, 107 North First Avenue, Sturgeon Bay, Wisconsin.

The matters to be acted upon at the meeting are described in detail in the Notice of Annual Meeting and Proxy Statement, which are enclosed. These matters include the election of six directors, approval of the Baylake Corp. 2010 Equity Incentive Plan and any other matters which may properly come before the meeting.

Please complete and return the accompanying proxy promptly in the enclosed envelope to assure that your shares are represented, whether or not you plan to attend the annual meeting. Instructions on how to complete and return your proxy are included. If you do attend the meeting, you may still vote your shares in person at the annual meeting, even if you have already submitted your proxy to us.

If you have any questions or require assistance, please contact Teresa A. Rosengarten, Secretary, at Baylake Bank at either (920) 743-5551 or (800) 267-3610.

Sincerely,

Robert W. Agnew	Richard A. Braun
Co-Chairman of the Board	Co-Chairman of the Board
Baylake Corp.	Baylake Corp.

BAYLAKE CORP.
217 North Fourth Avenue
Sturgeon Bay, Wisconsin 54235

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 7, 2010

April 28, 2010

To Shareholders of Baylake Corp.:

NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of Baylake Corp. (“Baylake”), a Wisconsin corporation and registered bank holding company, will be held at Stone Harbor Resort & Conference Center, 107 North First Avenue, Sturgeon Bay, Wisconsin on Monday, June 7, 2010 at 7:00 p.m., for the purpose of considering and voting upon the following matters:

1.

The election of four Class III directors to serve on Baylake’s Board of Directors for a three-year term expiring at the 2013 annual meeting of shareholders; one new Class I director to serve on Baylake’s Board of Directors for a one-year term until the 2011 annual meeting of shareholders and one new Class II director to serve on Baylake’s Board of Directors for a two-year term until the 2012 annual meeting of shareholders;

2.	The approval of the Baylake Corp. 2010 Equity Incentive Plan;

3.	Such other business as may properly be brought before the meeting or any adjournment thereof.

The Baylake Board of Directors has fixed the close of business on March 31, 2010 as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting, and only holders of record of common stock at the close of business on the record date will be entitled to notice of and to vote at the annual meeting and all adjournments thereof.

WE URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES CAN BE VOTED IN ACCORDANCE WITH YOUR WISHES. RETURN THE ENCLOSED PROXY PROMPTLY REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

Important notice regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on June 7, 2010: The 2009 Annual Report on Form 10-K and proxy statement of Baylake Corp. are available at www.baylake.com/proxy.htm.

By order of the Board of Directors

Teresa A. Rosengarten
Secretary, Baylake Corp.

April 28, 2010

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
of
BAYLAKE CORP.

To Be Held on June 7, 2010

General

          This proxy statement is furnished to the shareholders of Baylake Corp. (“Baylake”) in connection with the solicitation of proxies on behalf of Baylake’s Board of Directors to be voted at the Annual Meeting of Shareholders to be held at 7:00 p.m. on Monday, June 7, 2010 at Stone Harbor Resort & Conference Center, 107 North First Avenue, Sturgeon Bay, Wisconsin, and at any adjournment or postponement thereof. Proxies are solicited to give all shareholders of record at the close of business on March 31, 2010 an opportunity to vote on matters that come before the annual meeting. This proxy statement and enclosed proxy form are first being mailed to shareholders on or about April 28, 2010.

          At the annual meeting, Baylake shareholders will be asked to elect four Class III directors to serve on Baylake’s Board of Directors until the 2013 annual meeting, one Class I director to serve until the 2011 annual meeting and one Class II director to serve until the 2012 annual meeting, or until their successors are elected and qualified. In addition, shareholders will be asked to approve the Baylake Corp. 2010 Equity Incentive Plan. These matters are described in detail herein. Baylake does not know of any matters other than those described in the Notice of Annual Meeting and this proxy statement that are to come before the annual meeting.

Quorum

          The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Baylake’s common stock entitled to vote shall constitute a quorum for all matters to be considered at the annual meeting. Abstentions and withholding of votes as to any proposal will not be counted as votes cast in favor of or against the proposals. In addition, shares held in street name which have been designated by brokers on proxy forms as not voted as to any proposal (so-called broker non-votes) will not be counted as votes cast with respect to the proposals. Proxies marked as abstentions, withhold or as broker non-votes, however, will be treated as shares present for purposes of determining the presence or absence of a quorum. The Inspector of Election appointed by the Board of Directors will determine the shares represented at the annual meeting and the validity of proxies and ballots, and will count all votes and ballots.

Voting

          Baylake’s common stock is the only class of voting security of Baylake. As of March 31, 2010, the record date for the annual meeting, 7,911,539 shares of Baylake common stock were issued and outstanding. Each share of Baylake common stock outstanding on the record date is entitled to one vote with respect to each matter properly brought before the annual meeting.

          The voting requirements and procedures described below are based upon the provisions of the Wisconsin Business Corporation Law, Baylake’s Articles of Incorporation and Bylaws and other requirements applicable to the matters to be voted upon at the annual meeting. All shares of Baylake’s common stock represented at the annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked in the manner described below, will be voted in accordance with the instructions made on the proxy form. If no instructions are indicated, properly executed proxies will be voted FOR the election of the six director nominees named herein and FOR approval of the Baylake Corp. 2010 Equity Incentive Plan. If any of the nominees would decline or be unable to act, which management does not anticipate, proxies will be voted with discretionary authority for a substitute nominee selected by the Board of Directors. In addition, if any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy form will have the discretion to vote on such matters in accordance with their best judgment.

          Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the annual meeting. The six nominees receiving the most votes will be elected as directors of Baylake to serve the terms indicated in this proxy statement. Approval of the Baylake Corp. 2010 Equity Incentive Plan and any other matters to properly come before the meeting will be decided by the affirmative vote of a majority of the Baylake common stock represented in person or by proxy at the meeting and entitled to vote.

          If a broker or bank holds shares in street name and the beneficial owner does not provide the broker or bank with specific voting instructions, the broker or bank generally has discretion to vote on routine matters, but does not have discretion to vote on non-routine matters. When a broker or bank does not vote on a proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner, the missing votes are referred to as “broker non-votes.” Proposals number 1 and 2 will be considered non-routine proposals for which your broker or bank may not exercise voting discretion if it does not receive voting instructions from you. Prior to 2010, the election of directors was considered a routine proposal, but beginning this year, brokers and banks are no longer permitted to vote your shares in the election of directors. Therefore, we urge you to give voting instructions to your broker on both proposals if you hold your shares in street name. Abstentions and broker non-votes, if applicable, will be included in determining whether a quorum is present, but will not be counted as votes “for” or “against” Proposal 1 or Proposal 2.

Revocability of Proxies and Proxy Information

          Any shareholder submitting a proxy has the right to revoke the proxy at any time before it is voted at the annual meeting by (i) giving written notice of revocation (bearing a date later than the proxy) to the Secretary of Baylake, (ii) giving oral notice to the presiding officer during the annual meeting that the shareholder intends to vote in person, or (iii) submitting a later dated proxy. Attendance by a shareholder at the annual meeting will not in and of itself constitute revocation of a proxy. Any written notice revoking a proxy should be delivered to Teresa A. Rosengarten, Secretary, Baylake Corp., 217 North Fourth Avenue, P.O. Box 9, Sturgeon Bay, Wisconsin 54235.

          The expense of preparing, printing and mailing this proxy statement and the solicitation of proxies at the annual meeting will be borne by Baylake. Baylake expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone, facsimile transmission and e-mail by certain officers and regular employees of Baylake, but they will receive no compensation for such services other than their regular compensation. Baylake also reserves the right to retain a proxy solicitor to solicit proxies, in which case Baylake will pay the solicitor’s fees and expenses. Baylake will reimburse brokers and others who are record holders of common stock for the reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
FOR THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS

          Unless otherwise directed, proxies will be voted FOR the election of each of the six director nominees. If any of the nominees would decline or be unable to act, which management does not anticipate, proxies will be voted with discretionary authority for a substitute nominee to be designated by the Board of Directors. Each of Messrs. Jeanquart and Fulwiler, as well as Ms. Stackhouse, were recommended by the Nominating Committee for nomination to the Board.

          Following is information regarding the nominees as of March 31, 2010, as furnished by them. Except as otherwise indicated, each of the directors has been employed in such director’s current occupation for at least five years. All of the directors of Baylake also serve as directors of Baylake Bank, Baylake’s principal operating subsidiary.

Name	Age	Business Experience During Last Five Years	Director Since

		Class III Nominees (Terms expire in 2013)

Roger G. Ferris	67	Retired, insurance industry.	1998

The Nominating Committee believes that the Board of Directors benefits from the substantial senior management experience and financial expertise Mr. Ferris obtained as President of Aon Risk Services of Wisconsin. He is an experienced director of the Company and is a valuable member of the Executive Committee, Director Loan Committee, Director Trust and Wealth Services Committee, and Nominating Committee, providing him with important insight into the business of the Company and the markets in which it competes.

Thomas L. Herlache	67	Retired, previously Chairman of Baylake and Baylake Bank; previously Chief Executive Officer of Baylake and Chief Executive Officer and Trust Officer of Baylake Bank; currently Director and Vice Chairman of Federal Home Loan Bank of Chicago; also serving on the Audit Committee, Executive Committee and Personnel Committee of Baylake Board of Directors.	1977

The Nominating Committee believes that Mr. Herlache’s extensive experience with the Company, including his former role as its President and Chief Executive Officer, has given him an in-depth knowledge of all aspects of the Company’s business and the banking industry. His membership on the Executive Committee, Director Loan Committee, Audit, Legal and Compliance Committee, Personnel and Compensation Committee and Nominating Committee provide him with a deep understanding of the business of the Company and provides continuity to the Board as a whole.

Louis J. (Rick) Jeanquart	59	President, Founder and Chairman of the Board of Just In Time Corporation.	2010

The Nominating Committee believes that the Board of Directors benefits from Mr. Jeanquart’s experience in the business and manufacturing communities and from his understanding of the Company’s markets. In addition, Mr. Jeanquart adds to the Board his significant experience as a business owner and manager.

Paul J. Sturm	58	Attorney associated with Omholt & Forsythe, S.C. (attorney at law).	1998

Mr. Sturm brings to the Board of Directors substantial experience in the legal and business communities, and the Nominating Committee believes that this experience has provided him with significant and valuable business and financial expertise. He is an experienced director of the Company and is a valuable member of the Director Loan

Committee, Personnel and Compensation Committee, and Director Trust and Wealth Services Committee, providing him with important insight into the business of the Company and the markets in which it competes.

		Class I Nominee (Term expires in 2011)

Elyse Mollner Stackhouse	44	Senior Counsel for Integrys Business Support, LLC, a subsidiary of Integrys Energy Group, Inc.	2010

The Nominating Committee believes that the Board of Directors benefits from Ms. Stackhouse’s experience in the business and legal communities and from her experience in Human Resources and her understanding of the markets in which the Company competes.

Class II Nominee (Term expires in 2012)

Terrence R. Fulwiler	59	Chief Executive Officer and Chairman of the Board of the WS Packaging Group of Companies.	2010

Because of Mr. Fulwiler’s senior management experience and background as a business owner and corporate board member, the Nominating Committee believes he will bring significant benefits to the Board. In addition, Mr. Fulwiler brings an understanding of the markets in which the Company competes.

CONTINUING DIRECTORS

		Class I Directors (Terms expire in 2011)

Robert W. Agnew	67	Co-Chairman of the Board of Baylake; President and CEO, Peterson Industries, LLC.	2001

Mr. Agnew brings a considerable amount of senior management and business operation experience to his position as a member of the Board. In addition to this experience, he is a Co-chair of the Board and a valued member of the Executive Committee, Director Loan Committee, Audit, Legal and Compliance Committee and Nominating Committee, providing him with important insight into the business of the Company and the markets in which it competes.

George Delveaux, Jr.	67	Retired dairy farmer; Chairman of Town of Brussels	1981

Mr. Delveaux has been a member of the Board for almost 29 years and provides valuable continuity to the Board as a whole. He is active and respected within our markets and brings an understanding of those markets to his role as a director. In addition, he is a valued member of the Director Trust and Wealth Services Committee

Dee Geurts-Bengtson	57	Director of the St. Norbert Fund since 2006; previously, Executive of Special Events, Green Bay Packers.	2003

Ms. Guerts-Bengtson’s background in management and active role in the Green Bay community make her a valuable member of the Board. Her role as a member of the Director Trust and Wealth Services Committee adds to her understanding of the company and the markets in which we compete.

Joseph J. Morgan	67	Consultant for Mary Morgan Printing and Mailing, a Coakley Tec Company, since 2006; previously, President of Mary Morgan Printing and Mailing, a Gannett Company.	1995

The Board of Directors benefits from the substantial senior management experience Mr. Morgan obtained as President of Mary Morgan Printing and Mailing. He is an experienced director of the Company and is a valuable member of the Personnel and Compensation Committee and the Director Trust and Wealth Services Committee, and Nominating Committee, providing him with important insight into the business of the Company and the markets in which it competes.

		Class II Directors (Terms expire in 2012)

Richard A. Braun	66	Co-Chairman of the Board of Baylake; Retired Executive Vice President of Baylake.	1994

Mr. Braun’s extensive experience with the business, including his former roles as Board Chair and Chief Executive Officer of Kewaunee County Banc-Shares, Inc. and State Bank of Kewaunee have given him an in-depth knowledge of all aspects of the banking industry. His role as Board Co-chair and membership on the Executive Committee, Director Loan Committee, Audit, Legal and Compliance Committee, Personnel and Compensation Committee and Nominating Committee provide him with a deep understanding of the business of the Company and provides continuity to the Board as a whole.

Robert J. Cera	48	President and Chief Executive Officer of Baylake since 2007; President and Chief Operating Officer of Baylake 2006 - 2007; Chief Executive Officer of Baylake Bank since 2007; previously Market President – Chicago Region of Associated Bank following the acquisition of State Financial Services by Associated Banc-Corp in 2005. Prior to that, Mr. Cera served as President and Director of State Financial Bank State and Financial Services Corporation.	2006

Mr. Cera’s experience in the highest leadership positions in the Company, including his service as a director, and his extensive background and financial expertise make him a critical member of the Board of Directors.

William C. Parsons	73	President of Palmer Johnson Enterprises (off-highway transmission remanufacture and repair).	1979

Mr. Parsons brings a considerable amount of senior management experience to his position as a member of the Board. In addition to this experience, he is a valued member of the Executive Committee, Audit, Legal and Compliance Committee and Nominating Committee, providing him with important insight into the business of the Company and the markets in which it competes. Mr. Parsons has been designated as the Audit Committee Financial Expert.

Directors’ Fees and Benefits

          Directors of Baylake or Baylake Bank, with the exception of Mr. Cera, receive $600 for each general board meeting attended plus an $800 monthly retainer. In addition, members of the Director Loan Committee receive $400 for each committee meeting attended, and members of the remaining committees receive $300 for each committee meeting attended. Additionally, Mr. Herlache, as chairman of the board of directors, received a monthly retainer of $12,500 until June 30, 2009. Mr. Cera does not receive any fees for his participation on the board of directors. Effective April 1, 2009, the directors of Baylake implemented a 10% reduction of their monthly retainer, meeting attendance fees and committee fees. In addition, Mr. Herlache requested a 5% reduction of the monthly retainer associated with his services as chairman of the board of directors.

          Each of the Directors of Baylake is also eligible to participate in a deferred compensation program with Baylake. Currently, Baylake has deferred compensation agreements with George Delveaux, Jr. and William Parsons, the only two directors who have elected to participate in the program. Under these agreements, participating directors may elect to defer a portion of their annual directors’ fees until retirement, termination, death or disability, at which time the deferred amount, including any income or gains thereon, are payable in a lump sum or in annual installments. At death, all sums held in the account of a participating director are payable to designated beneficiaries. Although Baylake maintains insurance policies to support payments under these agreements, participating directors have no interest in such policies or any benefits accruing under such policies.

          The following table sets forth information regarding the fees paid to Baylake’s non-employee directors during 2009.

Name	Fees Earned or Paid in Cash ($)		All Other Compensation ($)		Total ($)
Robert W. Agnew	$35,230		$352	(1)	$35,582
Richard A. Braun	38,210		73,882	(4)	112,092
George Delveaux, Jr.	23,310	(2)	233	(1)	23,543
Roger G. Ferris	32,505		325	(1)	32,830
Dee Geurts-Bengtson	25,050		125	(1)	25,175
Thomas L. Herlache	107,035		103,013	(5)	210,048
Joseph J. Morgan	25,080		251	(1)	25,331
William C. Parsons	24,120	(3)	241	(1)	24,361
Paul J. Sturm	32,075		—		32,075

(1)	Consists of a 10% match pursuant to the Baylake Corp. Stock Purchase Plan.

(2)	Includes $2,400 of fees deferred under a Deferred Compensation Plan for Directors, dated December 19, 1995.

(3)	Includes $3,000 of fees deferred under a Deferred Compensation Plan for Directors, dated December 19, 1995.

(4)	Consists of payments pursuant to two Salary Continuation Agreements dated 1984 and 1985.

(5)

Includes $87,500 of payments pursuant to two Salary Continuation Agreements, dated 1988 and 1999, $4,500 of health insurance allowance, $6,161 of country club dues and $4,852 of travel and automobile reimbursements.

PROPOSAL 2

APPROVAL OF BAYLAKE CORP. 2010 EQUITY INCENTIVE PLAN

          The shareholders of Baylake are asked to consider and approve the adoption of the Baylake Corp. 2010 Equity Incentive Plan (the “2010 Plan”), which is attached to this proxy statement as Exhibit A. Obtaining shareholder approval of the 2010 Plan is critical to Baylake’s ability to continue to attract, retain and motivate the key talent whose skills and talents are important to Baylake’s operations.

          The Board of Directors of Baylake adopted the 2010 Plan in April 2010, subject to approval by Baylake’s shareholders.

                    The features of the 2010 Plan, which are described in detail below, were designed with the best interests of Baylake and its shareholders in mind. In order to ensure that Baylake is able to incorporate equity compensation as a component of its compensation program, and for the reasons described above, the Board of Directors recommends a vote FOR approval of the 2010 Plan.

Material Features of the Plan

          Introduction. As described above, the Board of Directors adopted the 2010 Plan in April 2010, subject to shareholder approval. The 2010 Plan is designed to attract and retain certain selected officers, key employees, non-employee directors and consultants whose skills and talents are important to Baylake’s operations, and to reward them for making contributions to the success of Baylake.

          The 2010 Plan includes the following material provisions:

•	the aggregate number of shares of Common Stock subject to the 2010 Plan is 750,000 shares, representing approximately 9.48% of the number of shares of Common Stock outstanding as of April 6, 2010;

•	the exercise price for options and stock appreciation rights cannot be less than the fair market value of Baylake’s Common Stock on the date of grant;

•

the exercise prices for options or stock appreciation rights cannot be repriced without shareholder approval, except to reflect changes to the capital structure of Baylake as set forth in Section 14 of the 2010 Plan;

•	a maximum term of ten years for options and stock appreciation rights;

•

a maximum of 375,000 shares available for issuance under the 2010 Plan can be in the form of restricted shares or restricted stock units, and the 2010 Plan does not have share recycling provisions (such as provisions that would permit shares withheld for payment of taxes or the exercise price of stock options to be re-granted under the plan);

•	no individual shall be eligible to receive awards aggregating more than 375,000 shares of Common Stock reserved under the 2010 Plan during the term of the 2010 Plan;

•	dividends or dividend equivalents can be paid in connection with an award of restricted stock or restricted stock units; and

•	awards cannot be transferred to third parties, with the exception of certain estate planning transfers, which can be made if the Personnel and Compensation Committee approves such transfers.

          The complete text of the 2010 Plan is set forth in Appendix A. The following summary of the material features of the 2010 Plan is qualified in its entirety by reference to Appendix A.

          Eligibility. Persons eligible for awards under the 2010 Plan will include current and prospective employees, non-employee directors, consultants or other persons who provide services to Baylake and who hold, or will hold, positions of responsibility and whose performance, in the judgment of the Personnel and Compensation Committee or the management of Baylake, can have a significant effect on the success of Baylake.

          Administration. The 2010 Plan will be administered by the Personnel and Compensation Committee. Except to the extent prohibited by applicable law, the Personnel and Compensation Committee may delegate to the chief executive officer and to other senior officers of Baylake its duties under the 2010 Plan pursuant to such conditions or limitations as the Personnel and Compensation Committee may establish.

          Awards. Awards under the 2010 Plan may include incentive stock options (referred to as “ISOs”) and nonstatutory stock options (referred to as “NSOs”), shares of restricted stock or restricted stock units, or stock appreciation rights (referred to as “SARs”), each as described below. The Personnel and Compensation Committee is responsible for determining the type or types of awards to be made to each participant.

          The terms, conditions and limitations applicable to each award, including any vesting requirements, will be set forth in the related award agreement.

          In all events, upon the occurrence of a change in control (as defined in the 2010 Plan), all awards will become fully vested and immediately exercisable, except as otherwise expressly provided in the 2010 Plan or the applicable award agreement.

          The aggregate number of shares of Common Stock subject to the 2010 Plan is 750,000 shares, which may be treasury shares or authorized but unissued shares of Common Stock, or a combination of the two, and all of which may be granted in the form of ISOs. No individual may receive options covering or grants of shares consisting of more than 375,000 shares in the aggregate during the term of the 2010 Plan, and Baylake may not issue more than 375,000 shares of restricted stock or restricted stock units during the term of the 2010 Plan. The 2010 Plan will terminate on June 6, 2020, subject to early termination by Baylake’s Board of Directors as described in the 2010 Plan, and no awards may be made under the 2010 Plan after such date.

          Stock Options. Stock options are rights to purchase a specified number of shares of Common Stock for a purchase price of not less than 100% of the fair market value of the Common Stock on the date of grant. The Personnel and Compensation Committee may not reduce the purchase price for Common Stock pursuant to a stock option after the date of grant without the consent of Baylake’s shareholders, except in accordance with certain adjustment provisions set forth in the 2010 Plan. A stock option may be designated by the Personnel and Compensation Committee in the award agreement as an NSO for all participants or an ISO for employee participants. An ISO, in addition to being subject to applicable terms, conditions and limitations established by the Personnel and Compensation Committee, must comply with Section 422 of the Internal Revenue Code (the “Code”) which, among other limitations, provides that the aggregate fair market value (determined at the time the option is granted) of Common Stock for which ISOs are exercisable for the first time by a participant during any calendar year may not exceed $100,000; that ISOs must be priced at not less than 100% of the fair market value on the date of the grant (110% in the case of a Participant who is a 10% shareholder of Baylake within the meaning of Section 422 of the Code); and that ISOs must be exercisable for a period of not more than ten years (five years in the case of a Participant who is a 10% shareholder of Baylake). The other restrictions and conditions relating to an option grant will be established by the Personnel and Compensation Committee and set forth in the award agreement.

          Restricted Stock or Restricted Stock Unit Award. A restricted stock or restricted stock unit award is an award of stock, or in the case of a restricted stock unit, a bookkeeping entry granting a participant the right to a share of Common Stock or certain amount of cash in the future, for some or no monetary consideration, as the Personnel and Compensation Committee may specify, and which may contain transferability or forfeiture provisions including a requirement of future services or such other restrictions and conditions as may be established by the Personnel and Compensation Committee and set forth in the award agreement.

          SARs. SARs or stock appreciation rights refers to a grant of the right to receive, upon exercise, the difference between the fair market value of a share of Common Stock on the date of exercise, and the grant value of each SAR. The grant value will not be less than 100% of the fair market value of the Common Stock on the date of grant, as set forth in the award agreement. The difference between the fair market value on the date of exercise and the grant value, multiplied by the number of SARs exercised (which we refer to as the “spread”), will be paid in shares of Common Stock with a fair market value equal to the spread. However, Baylake may, in the sole discretion of the Personnel and Compensation Committee, elect to settle its obligation arising out of the exercise of an SAR by the payment of cash equal to the spread, or by the issuance of a combination of shares of Common Stock and cash, in the proportions determined by the Personnel and Compensation Committee, with a fair market value equal to the spread. The other restrictions and conditions of the SARs will be established by the Personnel and Compensation Committee and set forth in the award agreement.

          Amendment or Discontinuance of the Plan. The Board may, at any time, amend or terminate the 2010 Plan. However, no amendment or termination may adversely affect the rights of any participant or beneficiary under any award granted under the 2010 Plan without the written consent of the affected participant prior to the date such amendment is adopted by the Board, except (1) to the extent necessary for participants to avoid becoming subject to penalties and/or interest under Section 409A of the Code or (2) for adjustments permitted under the 2010 Plan.

          In addition, the Board may not, without further shareholder approval:

•	adopt any amendment to the 2010 Plan for which shareholder approval is required under tax, securities or any other applicable law or the listing standards of the Over-The-Counter Bulletin Board; or

•	reduce the exercise price of an option or the grant value of a SAR, except in accordance with the adjustment provisions under the 2010 Plan.

          Adjustments. In the event of certain changes in the capital structure of Baylake, the Personnel and Compensation Committee shall make proportionate equitable adjustments to outstanding awards such that the net value of the award is not changed. Any adjustment action taken by the Personnel and Compensation Committee will be conclusive and binding on all participants, Baylake and their successors, assigns and beneficiaries.

          Termination of Employment or Service. In the event of termination of employment or service other than as a result of death, disability or retirement (as defined in the 2010 Plan), a participant will generally have 90 days after termination to exercise options or SARs which were vested on the date of termination. The Personnel and Compensation Committee has discretion to provide the period for which, and the extent to which, options and SARs remain exercisable in the event of termination of employment resulting from death, disability or retirement and, unless otherwise determined in the award agreement, the options and SARs shall remain exercisable for one year after a termination of employment resulting from death, disability or retirement (for NSOs and SARs only). Restricted stock and restricted stock units are generally forfeited upon termination of employment.

Federal Income Tax Consequences

          Counsel for Baylake has advised that the federal income tax consequences of NSOs, ISOs, restricted stock, restricted stock units and SARs proposed to be granted under the 2010 Plan are generally as follows:

          NSOs. The grant of an NSO will have no federal income tax consequences to Baylake or to a participant. A participant will recognize taxable ordinary income at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares acquired at the time of exercise over the option price, and Baylake will ordinarily be entitled to a deduction for such amount. Gains recognized on the exercise of options by employees will be subject to income and employment tax withholding. The holder of shares acquired upon exercise of an NSO will, upon a subsequent disposition of such shares, generally recognize a short-term or long-term capital gain or loss, depending upon the holding period of the shares, equal to the difference between the amount realized on the sale and the basis in such shares (the sum of the option price and the amount taxed as ordinary income at the time of exercise).

          ISOs. Neither the grant nor exercise of an ISO will generally have any federal income tax consequences for a participant. The amount by which the fair market value of the shares acquired upon the exercise of an ISO exceeds the option price as of the date of exercise, however, is an item of “tax preference” for purposes of computing the alternative minimum tax on individuals. If a participant has held the shares acquired on the exercise of an ISO for at least two years from the date of the grant of the option and at least one year from the date of exercise, the participant will recognize taxable long-term capital gain or loss upon a subsequent disposition of the shares equal to the excess of the fair market value of the shares on disposition over the exercise price for the shares. In such circumstances, no deduction would be allowed to Baylake for federal income tax purposes in connection with the grant or exercise of the option or the transfer of shares acquired upon such exercise. If, however, the participant disposes of his or her shares within the holding periods described above, (i) the participant will recognize ordinary income in an amount equal to the difference between the fair market value of such shares on the date of exercise and the option price, provided that, if the disposition is a sale or exchange with respect to which a loss (if sustained) would be recognized by the participant and the amount realized from such sale or exchange is less than the fair market value on the exercise date, then the ordinary income will be limited to the excess of the amount realized upon the sale or exchange of the shares over the option price; (ii) Baylake will be entitled to a deduction for such year in the amount of the ordinary income so recognized; and (iii) the participant will recognize capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon such sale or exchange of the shares and the sum of the option price plus the amount of ordinary income, if any, recognized upon such disposition.

          Restricted Stock. The grant of restricted stock is not a taxable event to a participant, absent an election under Section 83(b) of the Code. If no election is made, the participant will recognize income, taxable for income tax purposes at ordinary rates, upon the lapse of the restrictions governing the shares. The amount of the income will equal the fair market value of the shares when the restrictions lapse, less any amount paid by the participant for the shares. If the participant makes a Section 83(b) election within 30 days of the date of grant, he or she will be deemed to have received ordinary income at the time of the grant of the restricted shares equal to their fair market value at the date of grant less any amount paid by the participant for the shares, determined without regard to the restrictions imposed thereon. In both cases, the amount taxed as ordinary income will be subject to income and employment tax withholding if the participant is an employee. If the restricted shares are subsequently forfeited after a Section 83(b) election and before the restrictions lapse, the participant is not entitled to claim the loss for income tax purposes. Baylake will be entitled to a deduction for income tax purposes when the participant recognizes ordinary income, either as a result of a Section 83(b) election or because of the lapse of the restrictions. The amount of the deduction will generally equal the amount of ordinary income recognized by the participant.

          Restricted Stock Units. A participant will not be deemed to have received taxable income upon the grant or vesting of restricted stock units. However, upon vesting, the then fair market value of the units is subject to employment tax withholding if the participant is an employee. The participant will recognize taxable ordinary income at such time as shares or cash are distributed with respect to the restricted stock units in an amount equal to the fair market value of the shares or amount of cash distributed to the participant. If the participant is an employee, the ordinary income recognized on distribution is subject to income tax withholding. Upon the distribution of shares or cash to a participant with respect to restricted stock units, Baylake will ordinarily be entitled to a deduction for federal income tax purposes in an amount equal to the taxable ordinary income recognized by the participant. The basis of the shares of Common Stock received will equal the amount of taxable ordinary income recognized by the participant upon receipt of such shares plus any amount paid for the restricted stock units, and a gain or loss recognized by the participant on a subsequent disposition of any such shares will generally be capital gain or loss. A participant’s holding period will commence on the date the shares are distributed to the participant.

          SARs. A participant will not be deemed to have received taxable income upon the grant or vesting of an SAR. Upon the exercise of an SAR, a participant generally will be deemed to have received income, taxable for federal income tax purposes at ordinary income rates, equal to the fair market value at the time of exercise of any Common Stock received plus the amount of any cash received, and Baylake will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant as a result of such exercise. Gains recognized on the exercise of SARs by employees will be subject to income and employment tax withholding. The basis of shares received upon the exercise of an SAR will equal the fair market value of the shares at the time of exercise, and a gain or loss recognized by the participant on a subsequent disposition of any such shares will generally be capital gain or loss. A participant’s holding period will commence on the date of exercise of the SAR.

          The foregoing summary does not contain a complete analysis of all the potential tax consequences of the types of awards proposed to be granted under the 2010 Plan, including employment tax and state, local or foreign income tax consequences.

          The Board of Directors recommends a vote FOR approval of the 2010 Equity Incentive Plan.

CORPORATE GOVERNANCE MATTERS

Independence and Meetings

          The Board of Directors has affirmatively determined that all of Baylake’s directors (other than Mr. Cera and Mr. Herlache) are qualified as “independent” as described under NASDAQ Rule 4200. Mr. Cera is not independent due to his employment as President and Chief Executive Officer of Baylake and President and Chief Executive Officer of Baylake Bank. Mr. Herlache is not independent due to his employment as Chief Executive Officer of Baylake and Chief Executive Officer and Trust Officer of Baylake Bank until June 30, 2007.

          The Board of Directors held 14 meetings during 2009. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of all committees on which such director served during 2009. While no formal policy is currently in place, it is Baylake’s preference that its directors should attend the Annual Meeting of Shareholders if possible. All of the directors attended the 2009 Annual Meeting of Shareholders.

Board Committees

          Members of Baylake’s Board of Directors have been appointed to serve on various committees. The Boards of Directors of Baylake and Baylake Bank currently have six standing committees: (1) the Executive Committee; (2) the Director Loan Committee; (3) the Audit, Legal and Compliance Committee; (4) the Personnel and Compensation Committee; (5) the Director Trust and Wealth Services Committee; and (6) the Nominating Committee. Each of Baylake’s standing committees has a charter which is available on Baylake’s website, at www.baylake.com.

          Executive Committee. The Executive Committee reviews the financial, administrative and regulatory activities of Baylake and Baylake Bank. This committee is authorized by the Board of Directors to act on its behalf on any matter permitted by law. This committee generally meets on a regular basis throughout the year and held two meetings during 2009. The current members of the Executive Committee are Messrs. Agnew, Braun, Cera, Ferris, Herlache and Parsons. Mr. Braun currently serves as the Chairman of the Committee.

          Director Loan Committee. The Director Loan Committee reviews certain loan transactions of Baylake Bank. This committee met on a bi-weekly basis and held 27 meetings during 2009. The current members of the Director Loan Committee are Messrs. Agnew, Braun, Cera, Ferris, Herlache, Jeanquart and Sturm. Mr. Braun currently serves as the Chairman of the Committee.

          Audit, Legal and Compliance Committee. The Audit, Legal and Compliance Committee reviews the financial and legal matters of Baylake. The Committee is responsible for supervising Baylake’s accounting, reporting and financial control practices. Generally, this committee reviews the quality and integrity of Baylake’s financial information and reporting functions, the adequacy and effectiveness of Baylake’s system of internal accounting and financial controls, and the independent audit process, and annually reviews the qualifications of the independent public accountants. The independent public accountants are responsible for auditing Baylake’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

The current members of the Audit, Legal and Compliance Committee are Messrs. Agnew, Braun, Fulwiler, Herlache and Parsons. In addition to being “independent” directors as described under NASDAQ Rule 4200, as currently in effect, all members of the Audit, Legal and Compliance Committee, except Mr. Herlache, satisfy the heightened independence standards under the Securities and Exchange Commission (“SEC”) rules, as currently in effect. Mr. Herlache is not “independent” as described under NASDAQ Rule 4200 because he served as an executive officer of Baylake within the past three years. The Board of Directors has determined that Mr. Parsons is an “audit committee financial expert” as that term is defined in SEC rules. This committee held nine meetings during 2009. Mr. Parsons serves as Chairman of the Committee.

          Personnel and Compensation Committee. The Personnel and Compensation Committee reviews the personnel policies and annual compensation levels of Baylake. The Personnel and Compensation Committee also advises and assists management in formulating policies regarding compensation and in preparing its Compensation Discussion and Analysis included elsewhere in this Proxy Statement, and submits its Compensation Committee Report, which is also included herein. This committee held four meetings during 2009. The Committee currently comprises five directors who are “independent” as defined in NASDAQ Rule 4200 (Messrs. Braun, Morgan, Parsons and Sturm and Ms. Stackhouse), as well as Mr. Herlache (formerly Chairman of Baylake and Baylake Bank) and Mr. Cera (President and Chief Executive Officer of Baylake and President and Chief Executive Officer of Baylake Bank). In addition, although not a member of the Board of Directors, Ms. Sharon Haines (Senior Vice President - Human Resources of Baylake Bank) meets regularly with the Committee. Mr. Parsons currently serves as Chairman of the Committee.

          Director Trust and Wealth Services Committee. The Director Trust and Wealth Services Committee reviews the function and administration of the trust and financial services departments of Baylake Bank and Baylake’s non-bank subsidiaries. This committee meets on a monthly basis and held 12 meetings during 2009. The current members of this committee are Messrs. Delveaux, Ferris, Morgan and Sturm, and Ms. Geurts-Bengtson. Mr. Sturm currently serves as Chairman of the Committee.

          Nominating Committee. The Nominating Committee meets to review candidates for membership on the Baylake and Baylake Bank Boards of Directors and recommends individuals for nomination to the Boards. The Nominating Committee also prepares and periodically reviews with the entire Board of Directors a list of general criteria for Board nominees. It is also the responsibility of this committee to recommend a successor to the Chief Executive Officer when that position becomes or is expected to become vacant. The Nominating Committee held three meetings during 2009. The current members of the Nominating Committee are Messrs. Agnew, Braun, Ferris, Parsons, Herlache and Cera, each of whom, except Messrs. Herlache and Cera, are qualified as “independent” as described under NASDAQ Rule 4200. Mr. Agnew currently serves as Chairman of the Nominating Committee.

Board Leadership Structure and Role in Risk Oversight

          Baylake is committed to a strong, independent Board and believes that objective oversight of the performance of its management is a critical aspect of effective governance. Accordingly, the roles of Chairman of the Board and Chief Executive Officer are held by different individuals. Baylake’s Co-Chairmen are independent directors and have the following duties:

•	Chair and preside at Board meetings;
•	Coordinate with Baylake’s CEO in establishing the agendas and topic items for Board meetings;
•	Advise on the quality, quantity and timeliness of the flow of information from management to the Board;
•	Act as principal liaisons between management and the Board on sensitive issues;
•	Retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; and
•	Provide an important communication link between the Board and shareholders, as appropriate.

          Baylake’s Board of Directors, together with the various Board committees, coordinate with each other to provide enterprise-wide oversight of its management and handling of risk. These committees report regularly to the entire Board of Directors on risk-related matters and provide the Board of Directors with integrated insight about

Baylake’s management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational, market, fiduciary and reputational risks. Baylake’s Board also monitors whether material new initiatives have been appropriately analyzed and approved, and reviews all regulatory findings directed to the attention of the Board and the adequacy of management’s response.

Director Nomination Procedures

          The Baylake Board of Directors Nominating Committee will consider nominations for director submitted by shareholders in accordance with Baylake’s Bylaws. Pursuant to Baylake’s Bylaws, notice of shareholder nominations for directors must be made in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of Baylake not less than fourteen (14) days nor more than seventy (70) days prior to the annual meeting in order to be considered. Each notice of nomination must contain the name and address, the principal occupation or employment and number of shares of Baylake common stock (“Baylake Common”) beneficially owned by each nominee. The Nominating Committee shall determine whether nominations were made in accordance with the Bylaws and, if not, any defective nomination will be disregarded.

          The Board of Directors considers various factors to be important when evaluating potential members of the Board, regardless of whether the candidate is proposed by the Nominating Committee or by a shareholder, including the individual’s integrity, general business background and experience, experience in the banking industry and his or her ability to serve on the Board of Directors. The Board does not attempt to assign any relative weights to the factors but considers them as a whole.

          Although Baylake has no formal policy on Board diversity, the Board believes that a diverse board of directors is desirable to expand its collective knowledge and expertise relating to our business, as well as to evaluate management and positively influence our performance. Accordingly, in carrying out its responsibilities for locating, recruiting and nominating candidates for election to the Board, Baylake takes into account a number of factors and considerations, including diversity. Such considerations of diversity including geographic regions, professional or business experience, gender, race, national origin, specialized education or work experience and viewpoints.

          If any shareholder wishes to recommend a potential nominee for consideration by the Board, that nominee’s name and related information should be sent to the Board in care of Teresa A. Rosengarten, Secretary, Baylake Corp., P.O. Box 9, Sturgeon Bay, Wisconsin 54235. While the Nominating Committee does not have any formal procedures for consideration of such recommendations, shareholder nominees are analyzed by the Nominating Committee in the same manner as nominees that are identified by the committee.

Compensation Committee Interlocks and Insider Participation

          No member of the Personnel and Compensation Committee has ever been an officer or employee of Baylake or any of its subsidiaries, with the exception of Mr. Herlache, who formerly served as Baylake’s and Baylake Bank’s Chairman, Mr. Cera, who serves as Baylake’s President and Chief Executive Officer and Baylake Bank’s President and Chief Executive Officer, and Mr. Braun, who is Baylake’s Co-Chairman and a former Executive Vice President of Baylake.

Code of Ethics

          Baylake has made its Code of Ethics available on its website at www.baylake.com. Changes to the Code of Ethics and any written waivers from the Code of Ethics that may be granted to any director or executive officer will also be posted on that website.

Communications With Board of Directors

          Although Baylake has not to date developed formal processes by which shareholders may communicate directly to directors, it believes that the informal process in which any communication sent to the Board in care of the Secretary is forwarded to the Board, has historically served the Board’s and its shareholders’ needs. The Board of Directors periodically considers whether changes to this procedure are appropriate. However, unless and until a new means of communication is promulgated, communications to the Board should be sent in care of Teresa A.

Rosengarten, Secretary, Baylake Corp., P.O. Box 9, Sturgeon Bay, Wisconsin 54235. Ms. Rosengarten will pass along all such communications (except for complaints of a personal nature that are not relevant to Baylake or Baylake Bank as a whole).

EXECUTIVE OFFICERS

          All executive officers are elected annually by the Board of Directors and serve until their successors are elected and qualified. As of the date hereof, no executive officer set forth below is related to any director or other executive officer of Baylake or Baylake Bank by blood, marriage or adoption, and there are no arrangements or understandings between a director of Baylake and any other person pursuant to which such person was elected an executive officer. Set forth below is information as of March 31, 2010 with respect to the principal occupations during the last five years for the executive officers of Baylake and Baylake Bank who do not serve as directors of Baylake.

Name and Age	Position

Susan F. Anschutz, 46	Senior Vice President – Marketing of Baylake Bank. Ms. Anschutz joined Baylake Bank in 1992.

Michael J. Gilson, 62

Market President – Lakeshore Region of Baylake Bank since 2007. Prior to his current position, Mr. Gilson was Executive Vice President – Business Services/Lending Division of Baylake Bank. Mr. Gilson joined Baylake Bank in 1971.

Sharon A. Haines, 62	Senior Vice President – Human Resources of Baylake Bank. Ms. Haines joined Baylake Bank in 1989.

Daniel M. Hanson, 53	Senior Vice President – Operations/IT of Baylake Bank. Mr. Hanson joined Baylake Bank in 1980.

John A. Hauser, 51

Senior Vice President – Treasurer of Baylake Bank. Mr. Hauser originally joined Baylake Bank in 1984 and left the bank to join an investment advisory firm as a financial advisor in February 2008. In August 2009 Mr. Hauser returned to Baylake Bank. Prior to leaving Baylake Bank Mr. Hauser was Senior Vice President of Administration.

Richard P. Hearden, Jr., 47

Senior Vice President – Director Middle Market Banking of Baylake Bank. Mr. Hearden joined Baylake Bank in August 2009. Prior to joining Baylake, he was Vice President Business Development Northeast Region, Johnson Bank. Previously served as President of Horseshoe Bay Farms & Golf Club.

Kevin L. LaLuzerne, 48

Treasurer and Chief Financial Officer of Baylake since 2007, Senior Vice President – Finance of Baylake Bank since April 2006 and Chief Financial Officer of Baylake Bank since December 2006. Prior to his current position, Mr. LaLuzerne held various positions with Baylake Bank since he joined the bank in 1980.

Kenneth R. Lammersfeld, 44

Senior Vice President – Retail/Organizational Development of Baylake Bank since March 2010. Mr. Lammersfeld joined Baylake Bank in June 2008 as bank-wide Training and Sales Development Manager. Prior to joining the Bank, Mr. Lammersfeld was Consumer Banking Sales Coordinator and previous Vice President District Retail Manager, Associated Banc-Corp.

David J. Miller, 46	Chief Credit Officer of Baylake Bank since 2007. Prior to 2007, Mr. Miller was Vice President – Agricultural/Commercial Loan Officer of Baylake Bank. Mr. Miller joined Baylake Bank in 1987.

Paul J. Northway, 41

Market President – Bay and Central Regions of Baylake Bank. Mr. Northway joined the bank in 2007 as Market President – Bay Region. Prior to joining Baylake Bank, Mr. Northway managed a commercial banking division of Associated Banc-Corp.

Teresa A. Rosengarten, 49

Secretary of Baylake since January 2008 and Executive Vice President of Baylake Bank since joining the bank in December 2007. Prior to joining Baylake Bank, Ms. Rosengarten was Executive Vice President – Consumer Banking, Associated Banc-Corp.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth, as of April 5, 2010, the number of shares of common stock beneficially owned by (i) each director, nominee for director and executive officer of Baylake, (ii) all directors and executive officers of Baylake as a group, and (iii) each person known to or believed by Baylake to be the beneficial owner of more than 5% of the outstanding shares of Baylake common stock. Except as otherwise indicated and as set forth in footnote (1) below, persons listed have sole voting and investment power over shares beneficially owned. Indicated options are all exercisable within 60 days of April 5, 2010.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned		Percent of Class (7)

Directors:
Thomas L. Herlache	124,128	(8)	1.6%
Robert W. Agnew	48,515	(9)	*
Dee Geurts-Bengtson	1,493		*
Richard A. Braun	130,000	(9)	1.6%
Robert J. Cera	51,851	(10)	*
George Delveaux, Jr.	3,316		*
Roger G. Ferris	58,597	(11)	*
Terrence R. Fulwiler	20,000	(9)	*
Louis J. Jeanquart	277,774	(12)	3.5%
Joseph J. Morgan	22,143	(2)	*
William C. Parsons	162,192	(3)(9)	2.1%
Elyse Mollner Stackhouse	—		*
Paul J. Sturm	88,274	(4)(9)	1.1%

Non-director Named Executive Officers:

Teresa A. Rosengarten	13,639	(8)	*

All directors and executive officers as a group (24 persons)	1,164,926	(5)(13)	14.7%

5 Percent Beneficial Owner:

Ellsworth L. Peterson	426,155	(6)	5.4%
55 Utopia Circle
Sturgeon Bay, WI 54235

*	Less than one percent.

(1)

For all listed persons, the number includes shares held by, jointly with, or in trust for the benefit of, the person’s spouse and dependent children. Shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

(2)	Includes 5,810 shares owned by Mr. Morgan’s mother’s estate for whom Mr. Morgan serves as personal representative.
(3)	Includes 45,186 shares held in a trust of which Mr. Parsons’ wife is a beneficiary and for which Mr. Parsons serves as trustee.
(4)	Includes 17,433 shares owned by adult children of Mr. Sturm for whom he serves as agent under a power of attorney.
(5)	Includes 44,536 shares represented by stock options (of which none are in the money).
(6)

Based on Baylake’s shareholder records and other available information that Baylake deems to be reliable, Baylake believes that, as of April 5, 2010, Ellsworth L. Peterson was the beneficial owner of 426,155 shares of Baylake Common, with sole voting and dispositive power with respect to such shares.

(7)

Options to purchase shares of Baylake Common held by directors and executive officers that would be exercisable within 60 days after April 5, 2010 (“currently exercisable”), are treated as outstanding for the purpose of computing the number and percentage of outstanding securities of the class owned by each such person and for all directors and executive officers as a group, but not for the purpose of computing the percentage of class owned by any other person.

(8)	Includes 10,000 shares represented by convertible debentures.
(9)	Includes 20,000 shares represented by convertible debentures.
(10)	Includes 25,000 shares represented by convertible debentures.
(11)	Includes 30,000 shares represented by convertible debentures.
(12)	Includes 60,000 shares represented by convertible debentures.
(13)	Includes 255,000 shares represented by convertible debentures.

COMPENSATION COMMITTEE REPORT

          The Personnel and Compensation Committee of the Board of Directors of Baylake oversees Baylake’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Personnel and Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

          In reliance on the review and discussion referred to above, the Personnel and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Baylake’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and Baylake’s proxy statement in connection with Baylake’s 2010 Annual Meeting of Shareholders, to be filed with the Securities and Exchange Commission.

          This report is submitted on behalf of the current members of the Personnel and Compensation Committee:

Richard A. Braun
Robert J. Cera
Thomas L. Herlache
Joseph J. Morgan
William C. Parsons, Chairman
Elyse Mollner Stackhouse
Paul J. Sturm

COMPENSATION DISCUSSION AND ANALYSIS

          This Compensation Discussion and Analysis (“CD&A”) describes Baylake’s compensation philosophy, objectives and policies as applicable to Baylake’s executive officers named in the Summary Compensation Table set forth on page 23 of this proxy statement. The CD&A sets forth the analysis undertaken by the Personnel and

Compensation Committee (for purposes of this CD&A, the “Committee”) in determining each element of executive compensation and the parameters and criteria under which such determinations were made. It should be noted that compensation packages of the named executive officers (NEO) are determined and approved by the Committee based upon each officer’s performance and roles for both Baylake and its wholly owned banking subsidiary, Baylake Bank.

Compensation Philosophy, Objectives and Policies

          Baylake’s executive compensation policies are intended to attract and retain top quality management with a balance of short-term and long-term consideration and to provide incentives to individuals commensurate with Baylake’s growth and earnings and the attainment of certain goals. The Committee has overall responsibility for approving and reviewing Baylake’s compensation policies and programs in accordance with the general compensation philosophy of Baylake, which is to offer employees fair and competitive compensation, based on each employee’s individual contribution, experience and performance and on Baylake’s overall growth and performance. Our compensation philosophy is to target base salaries for named executive officers at the market median (50th percentile) and provide meaningful incentives through pay-for-performance programs that compensate at the market median for budgeted performance and the 75th percentile or higher when performance expectations are exceeded. The Committee and Baylake’s Board of Directors believe that this policy is critical to the long-term success and competitiveness of Baylake.

Administration and Process

          Overview. In making its executive compensation recommendations for 2009, the Committee considered various factors, including (i) the financial performance of Baylake and Baylake Bank as a whole on both a short-term and long-term basis (including net income, increase in deposits and loans, return on average shareholder equity, and return on average assets); (ii) with respect to each individual executive officer, the financial performance of those areas of Baylake and Baylake Bank, if any, for which such executive is responsible, including whether such areas achieved their specific goals for the year; (iii) an evaluation of the executive’s overall job performance; (iv) the compensation levels of executive officers in similar positions with similar companies; and (v) other information (such as cost of living increases) and subjective factors which the Committee deems appropriate for a particular executive. The Committee subjectively analyzes these factors, and certain factors may weigh more heavily than others with regard to any individual executive officer.

          Role of Executives. Mr. Cera, as Chief Executive Officer of Baylake, annually reviews the performance of each executive officer (excluding his own) with respect to the specific performance goals established for such executive for the year, as well as in relation to the overall performance of Baylake and Baylake Bank for the year. Based upon these reviews, Mr. Cera makes recommendations to the Committee with respect to the compensation of such executives. The Committee considers Mr. Cera’s recommendations, and uses its own discretion in making final compensation decisions with respect to the named executive officers, which may differ from the recommendations of Mr. Cera. The Human Resource Department also provided support to the Committee in 2009 including the collection of compensation data and plans, administrative duties, and other special projects as needed.

          Use of Consultants. In November of 2009, the Committee directly engaged the services of Blanchard Chase, an outside compensation consulting firm, to assist with an executive officer total compensation review, the design of the 2010 management incentive plan, and the development of an omnibus equity plan. Blanchard Chase is an independent consulting firm and does not perform any additional services for Baylake Bank or senior management. In addition, the Committee is continuing to work with Blanchard Chase on proxy support and the design of both annual and long-term incentive plan designs in 2010. In 2007, the Committee used Amalfi Consulting (formerly Clark Consulting) to review overall compensation for the executive officers and provide recommendations on long-term incentive planning. During 2008, the Committee did not employ any services of outside compensation or benefit consultants to assist it in compensation-related initiatives.

          Peer Group & Benchmarking. In the fourth quarter of 2009, Blanchard Chase was engaged to provide an updated market analysis on executive compensation levels. Blanchard Chase used 2009 proxy data for a peer group of 24 publicly traded banks, the selection of which was based upon similarities in asset size, markets, and region. Baylake uses this as its primary peer group for compensation comparisons for NEOs. Proxies filed in 2009 reflected compensation earned in 2008. The 2009 proxy peer group is listed below. In addition to the peer group below, the Committee used industry compensation surveys from Watson Wyatt Data Services, Mercer Human Resource Consulting, American Bankers Association, Delves Group, and the Wisconsin Bankers Association.

Company Name		Ticker	City	State	Total Assets 2008Y ($000)
1	Hills Bancorporation	HBIA	Hills	IA	1,780,793
2	QCR Holdings, Inc.	QCRH	Moline	IL	1,605,629
3	Mercantile Bancorp, Inc.	MBR	Quincy	IL	1,774,983
4	BankFinancial Corporation	BFIN	Burr Ridge	IL	1,554,701
5	MidWestOne Financial Group, Inc.	MOFG	Iowa City	IA	1,508,962
6	West Bancorporation, Inc.	WTBA	West Des Moines	IA	1,553,188
7	MBT Financial Corp.	MBTF	Monroe	MI	1,562,401
8	Firstbank Corporation	FBMI	Alma	MI	1,425,340
9	MutualFirst Financial, Inc.	MFSF	Muncie	IN	1,388,827
10	Horizon Bancorp	HBNC	Michigan City	IN	1,306,857
11	Princeton National Bancorp, Inc.	PNBC	Princeton	IL	1,163,130
12	German American Bancorp, Inc.	GABC	Jasper	IN	1,190,828
13	Isabella Bank Corporation	ISBA	Mount Pleasant	MI	1,139,263
14	First Mid-Illinois Bancshares, Inc.	FMBH	Mattoon	IL	1,049,700
15	CFS Bancorp, Inc.	CITZ	Munster	IN	1,121,855
16	First Business Financial Services, Inc.	FBIZ	Madison	WI	1,010,786
17	Indiana Community Bancorp	INCB	Columbus	IN	969,373
18	Dearborn Bancorp, Inc.	DEAR	Dearborn	MI	1,121,918
19	HMN Financial, Inc.	HMNF	Rochester	MN	1,145,480
20	United Bancorp, Inc.	UBMI	Tecumseh	MI	832,393
21	Ames National Corporation	ATLO	Ames	IA	858,141
22	O.A.K. Financial Corporation	OKFC	Byron Center	MI	840,311
23	Community Bank Shares of Indiana, Inc.	CBIN	New Albany	IN	877,363
24	Monroe Bancorp	MROE	Bloomington	IN	819,799

          Market Comparison. The 2009 executive compensation review was requested by the Committee to assist in discussions regarding year-end compensation decisions and compensation planning for 2010. The market study revealed that the base salary for all NEO’s except the President and Chief Operating Officer was below the market median. Because of the lack of annual incentive payouts and any stock grants, total compensation for all NEOs was below the market median and not deemed to be excessive.

Elements of Executive Compensation

          The two primary components of executive compensation currently employed by Baylake are base salary and annual incentive compensation. These, along with the other components of executive compensation (long-term incentive compensation, benefits and perquisites), are described below.

          Base Salary. The Committee believes that base salary for named executive officers should be targeted at market competitive levels. Base salaries are reviewed annually and adjusted from time to time, based on the Committee’s review of market data and an assessment of company and individual performance. Due to market conditions in 2009, all of the named executive officers voluntarily accepted a 2% salary reduction from 2008 as summarized in the table below.

Executive Name	Title	2008 Salary	2009 Salary
Cera, Robert	President & CEO	$285,000.00	$280,698.00
Hoffmeyer, Joseph	President & COO	$240,000.00	$236,377.00
Rosengarten, Teresa	Executive Vice President	$170,000.00	$167,569.00

          Based upon the December 2009 executive compensation review and individual performance factors, the Committee voted in January 2010 to reinstate the 2% salary cuts for the named executive officers and increased all 2010 base salaries to the 2008 level as of January 1, 2010. Mr. Joseph Hoffmeyer left Baylake Bank in February 2010 and is no longer an employee of the Bank.

          Annual Incentive Compensation. The Committee attempts to balance the security provided by base salary with the “at-risk” feature of annual incentive compensation in its efforts to attract and retain top quality executive management and provide proper incentive to enhance the value of Baylake common stock for the Baylake shareholders. The Committee has historically used annual cash incentive bonuses to reward the executives for achieving short-term corporate and individual performance objectives. The Committee believes the executive officers should have a portion of their total compensation package at risk and available through an annual cash incentive program. The formal plan in place provides incentives based on performance of Baylake measured against a set of predetermined objective standards. Under such plan, incentive amounts are established and capped using three levels; target, threshold and maximum. If below-threshold performance is achieved, no incentives will be paid but if exceptional performance is achieved, the maximum level of incentives would be available to the executive. Based upon the overall financial performance of Baylake and Baylake Bank for the year, there was no annual incentive compensation earned by any of the named executive officers in 2008 or 2009. Baylake is working with Blanchard Chase to revise its current management incentive plan for 2010 to ensure the plan is reasonable and meets current industry standards. In addition, the Committee recognizes competitive compensation is critical for attracting, motivating, and rewarding qualified executives and key officers. Baylake’s Board of Directors approved the incentive plan concept at its February 2010 Board of Director’s meeting.

          Long-term Incentive Compensation. In 1993, the Board of Directors and shareholders approved Baylake’s 1993 Stock Option Plan (the “Option Plan”), which had a ten-year life and expired in April 2003. The Option Plan was established to provide a long-term incentive to Baylake’s and Baylake Bank’s executive officers and other key employees, as well as to motivate management by granting them options to purchase shares of Baylake Common and thus offering them a greater stake in Baylake’s future. The Option Plan also enabled compensation without cash payments. As of December 31, 2009, options granted in prior years for 73,628 shares remained outstanding, of which all 73,628 were vested. On January 4, 2010, options for 24,000 shares expired, reducing the total to 49,628 shares issuable upon exercise of vested options as of that date. To derive the estimated fair value of outstanding stock options for financial reporting purposes, Baylake applies the modified prospective transition method as outlined in Statement of Financial Standards No. 123 (R). Baylake did not have any other long-term incentive compensation plans in place in 2009.

                     Equity Ownership Guidelines or Holding Requirements. Baylake Bank has no equity or security ownership requirements or guidelines for executive officers; however, all of the executive officers own common stock or options to purchase common stock pursuant to Baylake’s equity compensation plans. Equity holding guidelines are being recommended as part of the 2010 equity plan design that would require executive officers to hold 50 percent of any equity grants for at least five years after the exercise of stock options or the vesting of restricted stock.

          Other Benefits and Perquisites. Executive officers are eligible for all of the benefits made available to full-time employees of Baylake Bank (such as the 401(k) plan, employee stock purchase plan, health insurance, group term life insurance and disability insurance) on the same basis as other full-time employees and are subject to the same sick leave and other employee policies.

          Baylake provides its executive officers with certain additional benefits and perquisites, which it believes are appropriate in order to attract and retain the proper quality of talent for these positions and to recognize that similar executive benefits and perquisites are commonly offered by comparable financial institutions. While no formal perquisite program is currently in place, Baylake generally provides the following benefits and perquisites to its executive officers:

•	In 2009, Baylake paid or reimbursed a portion of country club dues for certain executive officers, including Mr. Cera and Ms. Rosengarten;

•	In 2009, Baylake provided a company automobile to Mr. Cera and reimbursement of personal auto lease and personal airfare expenses for Mr. Hoffmeyer;

•	In 2009, Baylake provided a signing bonus as well as an offset to a previous Phantom Stock and Non-Qualified Deferred Compensation Plan for Mr. Hoffmeyer;

•	All of Baylake’s executive officers received one week of vacation in addition to the maximum allotment for other officers and employees;

          The cost to Baylake of certain of these perquisites is included in the table appearing on page 24 under “Details of Amounts Included in ‘All Other Compensation’ Column of Summary Compensation Table.”

          Baylake believes that benefits and perquisites provided to its executive officers in 2009 represented a reasonable percentage of each executive’s total compensation package and was not inconsistent, in the aggregate, with perquisites provided to executive officers of comparable competing financial institutions.

Future Compensation Planning

          While the future compensation planning initiative is an ongoing project, the Committee has reviewed Baylake’s overall executive compensation package. To date, as a result of the Committee’s work and its recommendations, a number of changes in Baylake’s overall executive compensation package have been implemented and others are in various stages of the evaluation, design and approval process.

          The principal changes that have been proposed and/or implemented to date include the following:

•

A formal Management Incentive Plan has been proposed in 2010 to provide short-term cash incentives to motivate and reward executives for their contributions to key performance goals, but providing for no cash incentives if established performance goals are not met. Under the Management Incentive Plan, as proposed, performance would be measured against a set of predetermined objective standards (for example, net income, non-accrual loans, and core deposit growth, or other industry benchmarks for operating performance) and incentive amounts would be set at three levels: threshold, target, and maximum. The target incentive would be awarded if the expected results for the year are achieved. If below-threshold performance is achieved, no incentives would be paid and if exceptional performance is achieved, the maximum incentive level would be available. The Bank will also use performance qualifiers that must be met before an officer can receive any incentive payout. These qualifiers include a minimum net income level and satisfactory regulatory reviews and individual performance evaluations. The Board also has discretion to modify any awards in the event of any extraordinary circumstances.

•

A formal Equity Incentive Plan has been proposed in 2010 to provide equity awards, including stock options, restricted stock, restricted stock units, and stock appreciation rights, to executives, key officers and directors. Under the 2010 Equity Incentive Plan, the Bank will have the ability to grant up to 750,000 shares (or approximately 8.1% of the outstanding shares on a fully diluted basis) of stock in the form of stock options, restricted stock, restricted stock units, and stock appreciation rights. Under the Equity Incentive Plan, 750,000 shares can be used as incentive stock options and only 375,000 of the 750,000 shares can be used in the form of award shares or restricted stock. The number of shares granted to officers or directors will be determined by the Committee on an annual basis based on performance and market research to ensure a reasonable and competitive total compensation package. The Equity Incentive Plan document has been included in this proxy for approval at the 2010 Annual Meeting of Shareholders (See Exhibit A). In addition to rewarding the named executive officers, the Equity Incentive Plan will also use vesting provisions that will require the officer to remain at the Bank for a defined period of time or risk losing all or a portion of each equity grant. In addition, the Bank will consider equity holding requirements for all named executive officers that receive stock options or restricted stock in 2010. Each named executive officer will be required to hold 50 percent of any stock option or restricted share of stock for at least five years after they receive the shares through vesting or exercise of stock options. This will encourage ownership and link the interests of officers to shareholders.

Incentive Compensation Risk Assessment

          The compensation plan for the executive officers in 2010 comprised base salary, annual cash incentive, and qualified and non-qualified benefit programs. The Committee has reviewed the base salaries of each executive officer and believes that the base salary compensation component is reasonable as compared to peers and does not vary based on risk-taking, and thus believes this component does not encourage any risk taking.

          In light of the economic environment and overall bank performance in 2009, no payouts were made under the 2009 management incentive plan. Baylake Bank is currently working on implementing a performance-based plan for 2010 that includes a proper balance of profitability and strategic goals that are linked to the long-term viability of Baylake Bank. The Committee believes a combination of profit and strategic goals mitigates risk in this program as the plan does not provide an incentive for executives to focus only on short-term results at the expense of other long-term strategic goals of Baylake Bank. The Committee also re-examines performance criteria and goals at the beginning of each performance year to make sure they reflect Baylake’s current strategy and are reasonable compared to historical and peer group performance. In addition, the target and maximum award levels in the 2010 plan are conservative and capped at 60% of base salary for the CEO; 45% of base salary for the executive management team; and 30% of base salary for other members of senior management. There are also sufficient checks and balances in place, including a Committee review of the goal establishment prior to a performance year and review of final payout calculations at the end of the performance period. The Committee also has discretion to modify awards based on Baylake Bank’s overall performance and the banking climate in general. In the nature of continuous improvement, the Committee decided that for 2010 the plan will include performance qualifiers that must be met before any payments are made to each executive officer. These performance qualifiers include threshold level of net income, regulatory reviews, and performance evaluations. The Committee believes the 2010 annual incentive plan design does not encourage unnecessary risk as the plan utilizes a combination of profitability and strategic goals that are linked to the long-term viability of the Bank. In addition, the plan payouts are reasonable and capped. Finally the performance qualifiers ensure compliance with banking regulations and the achievement of individual performance goals that are linked to both the strategic plan and budget.

          There were no equity awards made to the executives in 2009 as the 1993 Stock Option Plan expired in 2003 and no other equity plan was in place for 2009. The Committee is currently developing a long-term Equity Incentive Plan for selected executives and key officers that is based on the long-term performance of the organization. For more details on the 2010 Equity Incentive Plan, please see Exhibit A.

          Other compensation programs in place for the executive officers include a 401(k) plan, employee stock purchase plan, medical care, dental, disability coverage, and life insurance; all are typical benefits offered in the banking industry. In addition, Baylake Bank pays for the personal use of a car and a portion of club membership dues for select executives. The aggregate value of these perquisites does not exceed $30,000 for any individual named executive. We do not believe there is any risk associated with these benefits or perquisites.

          For non-executive officers, the Board determined that the primary element of such compensation included base salary and incentive compensation. In 2010, Baylake Bank has implemented a Licensed Banker Commission (“LBC”) Plan, Mortgage Banking Commission Plan, Retail Banking Incentive Plan, Commercial Banking Incentive Plan, and a bank-wide program for sales and support that do not participate in any other commission or incentive plan for 2010. The LBC and Mortgage Banking plans are commission-based and share an appropriate percentage of fees generated with the employee. Baylake Bank provides proper oversight of these departments to ensure regulatory requirements are met. Overall, the Committee believes that these two commission plans are standard in the banking industry and will not create any unnecessary risk to Baylake Bank.

          The Retail Banking Incentive Plan and Commercial Incentive Plan are based on overall bank, department and individual performance. The Sales and Support Plan for other employees is based on the overall performance of Baylake Bank (net income) and on individual performance. The plans have nominal payout opportunities and do not create an unreasonable risk to Baylake.

Adjustment or Recovery of Awards

          Baylake has not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results. However, Section 304 of the Sarbanes-Oxley Act of 2002 does provide some ability to recover incentive awards in certain circumstances. If Baylake is required to make an accounting restatement due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer then must reimburse Baylake for (i) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities of Baylake during those 12 months.

Employment Agreements and Post-Termination Payments

          Baylake has employment agreements with Mr. Cera and Ms. Rosengarten that provide for severance benefits under certain circumstances following termination of their individual employment (see “Other Agreements With Named Executive Officers” on page 26). Baylake believes that the severance payments called for by Mr. Cera’s and Ms. Rosengarten’s employment agreement are appropriate because the officers are bound by confidentiality, nonsolicitation and noncompetion provisions. This provides Baylake with more flexibility to make changes in those positions if such changes are in the best interest of Baylake and its shareholders. In addition, in July 2008, Baylake entered into Change in Control Severance Agreements with its executive officers to provide for certain severance payments in the event their employment is terminated under certain circumstances following a change in control. These Change in Control Severance Agreements would also provide for confidentiality, non-solicitation and non-compete provisions.

Impact of Accounting and Tax Treatments

          Section 162(m) of the Internal Revenue Code (the “Code”) prohibits publicly held companies, such as Baylake, from deducting compensation to any one executive officer in excess of $1.0 million during the tax year, unless it is performance-based within the meaning of the statute. The Board of Directors does not believe that it is likely that any individual’s compensation will exceed $1.0 million in any year, except as a result of the exercise of stock options. It is likely that none of the compensation of the named executive officers, including gains from the exercise of stock options, will qualify as performance-based compensation within the meaning of Section 162(m) of the Code. Therefore, taxable income for any person considered a named executive officer on the last day of the taxable year in excess of $1.0 million will not be deductible for federal income tax purposes by Baylake.

EXECUTIVE COMPENSATION

Summary Compensation Table

          The following table shows cash and non-cash compensation for the year ended December 31, 2009, for the persons serving as Baylake’s “principal executive officer” during 2009 and for the next two most highly-compensated executive officers who were serving those capacities at December 31, 2009.

Name and Principal Position	Year	Salary ($)(1)	All Other Compensation ($)(2)	Total ($)

Robert J. Cera,	2009	$280,698	$22,929	$303,627
President and Chief Executive Officer	2008	$285,000	$41,910	$326,910

Joseph L. Hoffmeyer,	2009	$236,377	$29,308	$265,685
Executive Vice President(3)	2008	$21,069	$30,000	$51,069

Teresa A. Rosengarten,	2009	$167,569	$10,666	$178,235
Secretary and Executive Vice President	2008	$170,000	$13,219	$183,219

(1)

For a discussion of the relationship between salary and bonus, please see “Compensation Discussion and Analysis – Base Salary” and “Compensation Discussion and Analysis – Annual Incentive Compensation.”

(2)	A detailed breakdown of “All Other Compensation” is provided below.
(3)	Mr. Hoffmeyer was first employed by Baylake Bank on December 1, 2008. Mr. Hoffmeyer resigned from his positions with Baylake Bank effective as of February 16, 2010.

Details of Amounts Included in “All Other Compensation” Column of Summary Compensation Table

          The table below provides the details of amounts included in the “All Other Compensation” column of the Summary Compensation Table for each named executive officer:

	Mr. Cera	Mr. Hoffmeyer	Ms. Rosengarten

Baylake Contribution to Officers’ 401(k) Plan Accounts	$12,257	$3,526	$7,311

10% Employer Match to Stock Purchase Plan	—	90	—

Country Club Dues	4,978	—	3,355

Personal use of company automobile	3,348	—	—

Sign on bonus	—	17,000	—

Reimbursement of personal auto lease	—	5,668	—

Reimbursement of personal airfare expense	—	3,024	—

Tax reimbursements (1)	2,346	—	—
Totals	$22,929	$29,308	$10,666

(1)	Reimbursement of income taxes payable on personal use of company automobile for Mr. Cera.

Grants of Plan-Based Awards in Last Fiscal Year

          Because Baylake’s Stock Option Plan expired in 2003 and no new plan has been adopted, there were no stock options awarded to any of the named executive officers during 2009.

Outstanding Equity Awards at Fiscal Year End

          None of the named executive officers had any outstanding equity awards as of December 31, 2009.

2009 Option Exercises and Stock Vested

          No stock options were exercised in 2009.

Pension Benefits

          Baylake does not maintain any pension benefit plans for its officers or directors that would otherwise be disclosable in these proxy materials.

Nonqualified Deferred Compensation in 2009

          On March 1, 2005, Baylake Bank adopted the Baylake Bank Supplemental Executive Retirement Plan (the “Plan”). The Plan is intended to reward certain management and highly compensated employees of Baylake Bank who have contributed and are expected to continue to contribute to Baylake Bank’s success by providing for deferred compensation in addition to that available under Baylake Bank’s other retirement programs. Participants in the Plan are chosen by Baylake Bank’s Executive Committee. The ten participants in the plan include Ms. Rosengarten and Mr. Hoffmeyer. Mr. Cera does not participate in the Plan.

          There are two accounts in the Plan for each participant: a Deferral Account and a SERP Account. Each participant has the right to designate how amounts in the Deferral Account and SERP Account will be deemed to be invested from among a menu of mutual funds.

          Each participant has a Deferral Account which consists of voluntary deferrals of up to 100% of salary (but reduced to satisfy employee tax obligations or elections made as part of Baylake’s other benefit plans) and up to 100% of bonus. Each participant is fully vested in his or her Deferral Account at all times.

          Each participant also has a SERP Account which consists of discretionary employer contributions. A participant becomes 100% vested in his or her SERP Account upon the completion of ten years of service (measured from when the participant first commenced employment with Baylake or a predecessor entity) and attaining age 55. None of the named executive officers have received employer contributions under the SERP that are subject to the vesting requirements as of December 31, 2009.

          In March 2007, Baylake made contributions to each participant’s SERP Account with a goal of providing an annual benefit for a term of years to each participant upon retirement equal to 60% of a participant’s base salary prior to retirement, reduced by entitlements to certain other retirement benefits, including one-half of Social Security at age 65. Baylake’s contribution in a particular year relates to compensation earned in the prior year. No contributions were made to the SERP Accounts in 2008 or 2009. In addition, Baylake has determined that it will not make any contributions to the SERP Accounts in 2010 (relating to compensation earned in 2009), and there is no obligation on Baylake to provide any level of benefits whatsoever from the SERP Account to any participant.

          Benefits are generally payable under the Plan upon termination of employment, to the extent vested. Accounts are payable in a lump sum or in installments, as elected by each participant. Baylake has purchased life insurance in connection with adopting the Plan, however the participants or their beneficiaries have no rights in such policies, and are unsecured creditors of Baylake in connection with the Plan. Baylake is under no obligation to use borrowings or proceeds from such life insurance policies in satisfaction of its liabilities under the Plan.

          The following table shows the contributions made in 2009 by Baylake and participants, earnings and account balances for the persons named in the Summary Compensation Table.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert J. Cera	—	—	—	—	—
Joseph L. Hoffmeyer	24,000	—	53	—	24,053
Teresa A. Rosengarten	11,900	—	4,143	—	29,652

Potential Payments Upon Termination of Employment

          Baylake does not have any formal severance policy in connection with terminations of employment of its executive officers. However, Mr. Cera’s and Ms. Rosengarten’s employment agreements do provide certain severance benefits to them in connection with the termination of their employment by Baylake under certain circumstances. See “Other Agreements With Named Executive Officers” on page 26.

Potential Payments Upon Change of Control

          As noted under “COMPENSATION DISCUSSION AND ANALYSIS,” the Compensation Committee recommended that Baylake’s SERP be amended to remove any Change in Control benefits described above and, instead, that Baylake enter into a Change in Control Severance Agreement (“CIC Agreement”) with each executive officer. The CIC Agreements were approved by the Board in April 2008 and have been entered into with each of the executive officers. Under the terms of the CIC Agreements:

•

The executive is, in the event of a change in control, entitled to severance in the form of a lump-sum payment in cash equal to a multiple of an amount equal to the sum of his or her current salary and bonus and Baylake’s SERP and 401(k) contributions made on his or her behalf, in the event that, subsequent to a “Change of Control” (as defined), the executive’s employment is terminated either by Baylake Bank (or a successor) without “Cause” (as defined) or by the executive for “Good Reason” (as defined). The multiple would be 2.0X for Mr. Cera and 1.5X for Ms. Rosengarten and 1.0X for the other executive officers. If a change in control had occurred at December 31, 2009, the named executive officers would have been eligible to receive the following payments under the CIC Agreements: Mr. Cera - $587,056; and Ms. Rosengarten - $272,068.

•	The amount of the severance payment is subject to customary “cutback” provisions designed to avoid the imposition of parachute tax under the Internal Revenue Code.

•

The executive is bound by confidentiality provisions that would generally prohibit him or her from disclosing or using for his personal benefit any “Confidential Information” (as defined) obtained by him or her during the course of his employment and for a one-year period after termination.

Other Agreements With Named Executive Officers

          2008 Employment Agreement with Mr. Cera. In April 2008, Baylake and Mr. Cera entered into an employment agreement (in this discussion, the “2008 Agreement”) that replaced the employment agreement between Mr. Cera and Baylake dated August 2006. The 2008 Agreement is similar to the August 2006 employment agreement in many respects. The 2008 Agreement contemplates an “at will” employment relationship and does not have a stated term; rather, under the 2008 Agreement, Mr. Cera’s employment can be terminated by Baylake or Mr. Cera at any time and for any reason.

          Compensation and Benefits. The 2008 Agreement establishes Mr. Cera’s 2008 annual base salary of $285,000 subject to annual increase (but not decrease) based on a performance review by the Board of Directors. He is also eligible to earn an annual (calendar year) performance-based bonus in an amount to be determined by the Board in its sole discretion for each full calendar year during which he is employed. As previously noted, effective April 1, 2009, Mr. Cera consented to a 2% reduction in his base salary. On January 28, 2010 the committee approved reinstating the 2% to Mr. Cera’s base salary retroactive to January 1, 2010. The 2008 Agreement provides that Mr. Cera is eligible to participate in Baylake Bank’s welfare benefit plans generally applicable to all employees, is entitled to reimbursement of business expenses, and vacation and other benefits in accordance with company policy for executive officers. Further, Baylake is required to provide Mr. Cera with life insurance equal to three times his base salary (subject to a $500,000 maximum). Other elements of compensation under the 2008 Agreement include use of a company automobile, tax reimbursement for certain benefits that may be taxable to Mr. Cera, and reimbursement of country club dues.

          Severance Benefits. The 2008 Agreement provides for severance benefits provided Mr. Cera signs and does not revoke a mutual release of claims between himself and Baylake. If Mr. Cera’s employment is terminated by Baylake (other than for “Cause” as defined) or is terminated by Mr. Cera for “Good Reason” (as defined), Mr. Cera is entitled to a severance payment equal to one year’s base salary plus the annual bonus he would have received for the year of termination had his employment not been terminated, and Baylake would also subsidize his health insurance premiums for the one-year period. However, if Mr. Cera’s employment is terminated by Baylake for “Cause” or if he terminates his employment voluntarily other than for “Good Reason,” he would not be entitled to any severance payments. If Mr. Cera’s employment is terminated due to his death or disability, he or his beneficiary would receive salary continuation payments and a health insurance premium subsidy for one year after termination and, in addition, the vesting of certain other benefits could be accelerated.

          Confidentiality. The 2008 Agreement contains confidentiality provisions that are typical of agreements of this kind, which generally prohibit him from disclosing or using for his personal benefit any “Confidential Information” (as defined) obtained by him during the course of his employment and for a one-year period after termination.

          Non-Compete. Under the non-compete provisions of the 2008 Agreement, Mr. Cera has agreed that during the term of his employment and for one year following termination of his employment for whatever reason (i) he will not provide services similar to the services he provides to Baylake Bank to any “Competitor” (defined, generally, as any financial institution located within 30 miles of any Baylake Bank office); (ii) he will not solicit the business of certain “Restricted Customers” of Baylake Bank (defined, generally, as customers with which Mr. Cera had contact or about which he obtained confidential information during the two-year period prior to termination); or (iii) he will not solicit for employment any employee of Baylake or Baylake Bank or encourage any such employee to terminate his or her employment. Mr. Cera would be denied any of the severance benefits due him under the 2008 Agreement as a consequence of any breach by him of the confidentiality and non-compete provisions thereof.

          Employment Agreement with Ms. Rosengarten. In April 2008, Baylake and Ms. Rosengarten entered into an employment agreement (in this discussion, the “Agreement”). The Agreement contemplates an “at will” employment relationship and does not have a stated term; rather, under the Agreement Ms. Rosengarten’s employment can be terminated by Baylake or Ms. Rosengarten at any time and for any reason.

          Compensation and Benefits. The Agreement establishes Ms. Rosengarten’s 2008 annual base salary of $170,000 subject to annual increase (but not decrease) based on a performance review by the Board of Directors. She is also eligible to earn an annual (calendar year) performance-based bonus in an amount to be determined by the Board in its sole discretion for each full calendar year during which she is employed. As previously noted, effective April 1, 2009, Ms. Rosengarten consented to a 2% reduction in her base salary. On January 28, 2010 the Committee approved reinstating the 2% to Ms. Rosengarten’s base salary retroactive to January 1, 2010. The Agreement provides that Ms. Rosengarten is eligible to participate in Baylake Bank’s welfare benefit plans generally applicable to all employees, is entitled to reimbursement of business expenses and vacation and other benefits in accordance with company policy for executive officers. Further, Baylake is required to provide Ms. Rosengarten with life insurance equal to three times her base salary (subject to a $500,000 maximum). Other elements of compensation under the Agreement include reimbursement of country club dues.

          Severance Benefits. The Agreement provides for severance benefits provided Ms. Rosengarten signs and does not revoke a mutual release of claims between herself and Baylake. If Ms. Rosengarten’s employment is terminated by Baylake (other than for “Cause” as defined) or is terminated by Ms. Rosengarten for “Good Reason” (as defined), Ms. Rosengarten is entitled to a severance payment equal to one year’s base salary plus the annual bonus she would have received for the year of termination had her employment not been terminated, and Baylake would also subsidize her health insurance premiums for the one-year period. However, if Ms. Rosengarten’s employment is terminated by Baylake for “Cause” or if she terminates her employment voluntarily other than for “Good Reason,” she would not be entitled to any severance payments. If Ms. Rosengarten’s employment is terminated due to her disability, she would receive salary continuation payments and a health insurance premium subsidy for one year after termination and, in addition, the vesting of certain other benefits could be accelerated. In the event of Ms. Rosengarten’s employment terminating due to her death, her beneficiary would receive a health insurance premium subsidy for one year after termination.

          Confidentiality. The Agreement contains confidentiality provisions that are typical of agreements of this kind, which generally prohibit her from disclosing or using for her personal benefit any “Confidential Information” (as defined) obtained by her during the course of her employment and for a one-year period after termination.

          Non-Compete. Under the non-compete provisions of the Agreement, Ms. Rosengarten has agreed that during the term of her employment and for one year following termination of her employment for whatever reason (i) she will not provide services similar to the services she provides to Baylake Bank to any “Competitor” (defined, generally, as any financial institution located within 30 miles of any Baylake Bank office); (ii) she will not solicit the business of certain “Restricted Customers” of Baylake Bank (defined, generally, as customers with which Ms. Rosengarten had contact or about which she obtained confidential information during the two-year period prior to termination); or (iii) she will not solicit for employment any employee of Baylake or Baylake Bank or encourage any such employee to terminate his or her employment. Ms. Rosengarten would be denied any of the severance benefits due her under the Agreement as a consequence of any breach by her of the confidentiality and non-compete provisions thereof.

AUDIT, LEGAL AND COMPLIANCE COMMITTEE REPORT

          The Board of Directors evaluates the requirements for audit activities by independent auditors on a regular basis. The Audit, Legal and Compliance Committee, which reviews Baylake’s financial reporting process on behalf of the Board of Directors, consist solely of qualified independent directors as described under NASDAQ Rule 4200 with the exception of Mr. Herlache. Mr. Herlache is not considered to be independent because he served as an executive officer of the Company within the past three years. Under SEC rules, the Board is required to review the qualifications of the members of the Committee to determine if any members are “audit committee financial experts.” The Board of Directors named William Parsons as an “audit committee financial expert” on November 16, 2004. The Board believes Mr. Parsons qualified as an “audit committee financial expert” based on his professional training as a certified public accountant, years of involvement with financial reporting and long experience on the Board of Directors. The Committee’s functions and responsibilities are described in a written policy statement and formal charter.

          Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In this context, and in accordance with its charter, the Audit, Legal and Compliance Committee has reviewed and discussed Baylake’s audited financial statements for fiscal 2009 with management of Baylake. During these discussions, management represented to the Audit, Legal and Compliance Committee that Baylake’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. In addition, the Audit, Legal and Compliance Committee has discussed with Baker Tilly Virchow Krause, LLP (“Baker Tilly”), Baylake’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit, Legal and Compliance Committee also has received the written disclosures from Baker Tilly required by applicable requirements of the Public Company Accounting Oversight Board regarding independent accountants communications with the audit committee concerning independence, and has discussed with Baker Tilly the firm’s independence from Baylake and its management. The Audit, Legal and Compliance Committee has, on a continuing basis, considered the possibility of a conflict of interest arising as a result of Baker Tilly performing independent audit services and other non-audit services. The Board is satisfied that the audit services have been provided in compliance with adequate standards for independence.

          Based on its review and discussions with management and the auditors, the Audit, Legal and Compliance Committee has recommended to the Board of Directors, and the Board of Directors subsequently approved the recommendation, that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Submitted by the Audit, Legal and Compliance Committee:

Robert W. Agnew
Richard A. Braun
Terrence R. Fulwiler
Thomas L. Herlache
William C. Parsons, Chairman

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          Baylake’s independent public accounting firm for the fiscal year ended December 31, 2009 was Baker Tilly. Baylake’s Audit, Legal and Compliance Committee has selected Baker Tilly as its independent registered public accounting firm for the fiscal year ending December 31, 2010. We have been advised by Baker Tilly that they are independent certified public accountants with respect to Baylake within the meaning of the Exchange Act and the rules and regulations promulgated under such act.

          Crowe Horwath, LLP (formerly Crowe Chizek and Company LLC) (“Crowe”) was previously engaged as Baylake’s principal accountant. On April 30, 2008, Crowe notified Baylake that it will resign as Baylake’s independent registered public accounting firm no later than the completion of its review of Baylake’s quarterly report on Form 10-Q for the period ended March 31, 2008.

          Crowe’s reports on Baylake’s consolidated financial statements for each of the years ended December 31, 2007 and 2006 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principle.

          During the years ended December 31, 2007 and 2006, and the subsequent interim period through April 30, 2008, there were no disagreements between Baylake and Crowe on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Crowe’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on Baylake’s financial statements for such years.

          None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred during the years ended December 31, 2007 and 2006 or during the subsequent interim period through April 30, 2008.

          For services rendered in 2009 and 2008 by Baker Tilly the following fees were billed for audit of Baylake’s annual consolidated financial statements for the years ended December 31, 2009 and 2008 respectively and for other services:

Fees	2009	2008
Audit Fees(1)	$288,300	$295,000
Audit-related Fees(2)	25,507	30,000
Tax Fees(3)	36,670	21,965
All Other Fees(4)	5,000	—
Total	$355,477	$346,965

          For services rendered in 2009 and 2008 by Crowe, the following fees were billed for audit of Baylake’s annual consolidated financial statements and for other services for the years ended December 31, 2009 and 2008, respectively:

Fees	2009	2008
Audit Fees(1)	$15,000	$32,634
Audit-related Fees(2)	—	—
Tax Fees(3)	2,500	1,500
All Other Fees(4)	—	1,000
Total	$17,500	$35,134

(1)

The Audit Fees consist of fees billed for professional services rendered for the audit of Baylake’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by Baker Tilly or Crowe in connection with statutory and regulatory filings or engagements.

(2)

The Audit-related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Baylake’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of fees for professional services rendered for federal and state tax compliance, tax advice and tax planning.

(4)	All other fees consist of fees for products and services other than the services reported above.

          The Committee approves all engagements of independent auditors in advance, including approval of related fees and an annual budget for projects and fees. Items that are not covered under the budget or fees that exceed the budget require approval by the Committee prior to payment.

          A representative of Baker Tilly is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Exchange Act of 1934, as amended, requires Baylake’s officers and directors to file reports concerning the ownership of Baylake equity securities with the Securities and Exchange Commission and Baylake. Baylake files the required reports on behalf of the officers and directors. Baylake believes that, during the year ended December 31, 2009, all of its directors and executive officers complied with Section 16(a) filing requirements, except the following: Robert W. Agnew, Robert J. Cera, Roger G. Ferris, Michael J. Gilson, Sharon A. Haines, Joseph L. Hoffmeyer, Kevin L. LaLuzerne, and Paul J. Sturm each failed to file one report on a timely basis regarding the purchase of subordinated debt. In addition, Richard P. Hearden, Jr. failed to file one report on a timely basis regarding the purchase of shares of common stock.

TRANSACTIONS WITH RELATED PERSONS

          Baylake and Baylake Bank may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of Baylake common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. Baylake refers to transactions with these related persons as “related person transactions.” The Board of Directors does not currently have written policies or procedures with respect to related person transactions, however, it has been the practice of Baylake that disinterested members of the Board of Directors approve, in advance, all transactions with related persons.

          During the previous ten (10) years, no director or executive officer was the subject of a legal proceeding (as defined below) that is material to an evaluation of the ability or integrity of any director or executive officer. A “legal proceeding” includes: (a) any bankruptcy petition filed by or against any business of which such person was a general partner or executive prior to that time; (b) any conviction in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) any order, judgment or decree of any court of competent jurisdiction, or any Federal or state authority permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of commodities business, securities or banking activities; and (d) any finding by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission of a violation of federal or state securities or commodities law (such finding having not been reversed, suspended or vacated).

          Baylake Bank has, and expects to continue to have, regular dealings with officers and directors of Baylake as well as their associates. Since January 1, 2009, several such persons have been indebted to Baylake Bank for loans made in the ordinary course of business. Loans to all such persons were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, are current with respect to payments, and do not involve more than the normal risk of collectability or present other unfavorable features.

OTHER MATTERS

          Baylake has filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2009. Pursuant to the rules of the Securities and Exchange Commission, services that deliver Baylake’s communications to shareholders who hold their shares through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of Baylake’s 2009 Annual Report on Form 10-K and this proxy statement. Upon written or oral request, Baylake will promptly deliver a separate copy of Baylake’s 2009 Annual Report on Form 10-K and/or this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify Baylake of their requests by writing or calling Baylake Corp., Attention: Teresa A. Rosengarten, Secretary, 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235.

Shareholder Proposals

          Proposals intended for inclusion in the proxy statement for next year’s annual meeting of shareholders must be in writing and must be received by the Secretary of Baylake at 217 North Fourth Avenue, Sturgeon Bay, Wisconsin 54235 not later than December 29, 2010. To be considered for inclusion in Baylake’s proxy statement and proxy form for an annual meeting, the shareholder proposal must be submitted on a timely basis and the proposal and proponent thereof must meet the requirements established by the Securities and Exchange Commission for shareholder proposals.

          In addition, Baylake’s Bylaws provide that nominations for elections to the Board of Directors by persons other than the Board of Directors must be received by the Board in writing together with specified accompanying information at least 14 days, but not more than 70 days, prior to an annual meeting in order to be considered at the meeting. Such proposals will not be included in Baylake’s 2011 annual meeting proxy statement unless they further comply with the requirements set forth in the paragraph above. The 2011 annual meeting is tentatively scheduled for June 6, 2011 and any proposal and related information must be received between March 28, 2011 and May 23, 2011. The purpose of this provision of the Bylaws is to assure adequate notice of and information regarding any such matter as to which shareholder action may be sought. No notices have been received to date relating to the 2010 annual meeting.

By Order of the Board of Directors

Teresa A. Rosengarten
Secretary, Baylake Corp.

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EXHIBIT A

BAYLAKE CORP.
2010 EQUITY INCENTIVE PLAN

          1. Objectives. The Baylake Corp. 2010 Equity Incentive Plan is designed to attract and retain certain selected officers, key employees, non-employee directors and consultants whose skills and talents are important to the Company’s operations, and reward them for making major contributions to the success of the Company. These objectives are accomplished by making awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

          2. Definitions.

          (a) “Award” shall mean an Option, share of Restricted Stock, Restricted Stock Unit or SAR (stock appreciation right) awarded to a Participant pursuant to such terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

(b) “Award Agreement” shall mean the agreement that sets forth the terms, conditions and limitations applicable to an Award.

(c) “Board” shall mean the Board of Directors of Baylake Corp.

          (d) “Cause” shall mean the discharge of an employee on account of fraud or embezzlement against the Company or serious and willful acts of misconduct which are detrimental to the business of the Company.

(e) “Change of Control” shall mean any of the following:

          (i) the acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions of common stock shall not constitute a Change of Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege or by one person or a group of persons acting in concert), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger, statutory share exchange or consolidation which would not be a Change of Control under paragraph (iii) of this Section 2(e); or

          (ii) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened “election contest” or other actual or threatened “solicitation” (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) of proxies or consents by or on behalf of a person other than the Incumbent Board; or

          (iii) consummation of a reorganization, merger, statutory share exchange or consolidation, unless, following such reorganization, merger, statutory share exchange or consolidation, (A) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, statutory share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, statutory share exchange or consolidation, (B) no person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, statutory share exchange or consolidation and any person beneficially owning, immediately prior to such reorganization, merger, statutory share exchange or consolidation, directly or indirectly, more than 50% of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

          (iv) consummation of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (1) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, more than 50% of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

(f) “Common Stock” or “stock” shall mean the authorized and issued or unissued $5.00 par value common stock of the Company.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (h) “Committee” shall be the Personnel and Compensation Committee of the Board, unless the Board designates a different qualifying Committee. Except as otherwise determined by the Board, the Committee shall be so constituted as to permit grants to be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, by virtue of Rule 16b-3 thereunder, as such rule is currently in effect or as hereafter modified or amended, and to permit the Plan to comply with Section 162(m) of the Code and any regulations promulgated thereunder, or any other statutory rule or regulatory requirements.

          (i) “Company” shall mean Baylake Corp., its direct and indirect subsidiaries, and partnerships and other business ventures in which Baylake Corp. or its direct or indirect subsidiaries have a significant equity interest, as determined in the sole discretion of the Committee. For purposes of defining whether a Participant is receiving stock of a “service recipient” under Section 409A of the Code and the guidance thereunder, this definition of “Company” shall be deemed to include the broadest definition of entities permissible under such guidance.

          (j) “Fair Market Value” shall mean the closing sale price of Common Stock on the Over-The-Counter Bulletin Board (or if the Common Stock is not then traded on the Over-The-Counter Bulletin Board, the closing price on such other exchange or inter-dealer quotation system on which the Common Stock is listed) as reported in any commonly-accepted electronic medium or other authoritative source on the indicated date. If no sales of Common Stock were made on said bulletin board (or other exchange or inter-dealer quotation system) on that date, “Fair Market Value” shall mean the closing sale price of Common Stock as reported for the most recent preceding day on which sales of Common Stock were made on said bulletin board (or other exchange or inter-dealer quotation system), or, failing any such sales, such other market price as the Board or the Committee may determine in conformity with pertinent law and regulations of the Treasury Department.

(k) “Incentive Stock Option” shall mean an option to purchase shares of Common Stock which complies with the provisions of Section 422 of the Code.

          (l) “Nonstatutory Stock Option” shall mean an option to purchase shares of Common Stock which does not comply with the provisions of Section 422 of the Code or which is designated as such pursuant to Paragraph 7 of the Plan.

          (m) “Option” shall mean (i) with respect to an employee, an Incentive Stock Option or Nonstatutory Stock Option granted to a Participant by the Committee pursuant to Section 7 hereof and (ii) with respect to any non-employee, a Nonstatutory Stock Option granted to a Participant by the Committee pursuant to Section 7 hereof.

          (n) “Participant” shall mean a current, prospective or former employee, non-employee director, consultant or other person who provides services to the Company to whom an Award has been made under the Plan.

(o) “Plan” shall mean the Baylake Corp. 2010 Equity Incentive Plan.

(p) “Restricted Stock” shall mean shares of Common Stock granted to a Participant by the Committee pursuant to Section 7 hereof, which are subject to restrictions set forth in an Award Agreement.

          (q) “Restricted Stock Unit” shall mean a right to receive one share of Common Stock granted to a Participant pursuant to Section 7, hereof, subject to the restrictions set forth in the Award Agreement.

(r) “Retirement” shall mean the termination of a Participant’s employment on or after age 65.

          (s) “SAR” shall mean a stock appreciation right with respect to one share of Common Stock granted to a Participant pursuant to Section 7 hereof, subject to the restrictions set forth in the Award Agreement.

          3. Eligibility. Current and prospective employees, non-employee directors, consultants or other persons who provide services to the Company eligible for an Award under the Plan are those who hold, or will hold, positions of responsibility and whose performance, in the judgment of the Committee or the management of the Company (if such responsibility is delegated pursuant to Section 6 hereof), can have a significant effect on the success of the Company.

          4. Common Stock Available for Awards.

          (a) Number of Shares. Subject to adjustment as provided in Section 14 hereof, the number of shares that may be issued under the Plan for Awards during the term of the Plan is 750,000 shares of Common Stock, which may be treasury shares or authorized but unissued shares of Common Stock, or a combination of the two. For purposes of determining the maximum number of shares of Common Stock available for issuance under the Plan, (i) any shares of Common Stock subject to any Award under this Plan which terminates by expiration, forfeiture, cancellation, is settled in cash in lieu of shares or otherwise without the issuance of shares shall be available for grant under the Plan; (ii) upon the exercise of a stock-settled SAR or Option granted under the Plan, the full number of shares represented by the SAR or Option exercised (including any shares withheld to satisfy taxes and any shares used to exercise an Award, whether directly or by attestation) shall be treated as shares of Common Stock issued under the Plan, notwithstanding that a lesser amount of shares or cash representing shares of Common Stock may have been actually issued or paid upon such exercise; (iii) shares of Common Stock withheld to satisfy taxes on any Award, to the extent not already treated as issued pursuant to the above, shall be treated as issued hereunder; and (iv) shares of Common Stock that are repurchased by the Company with Option proceeds shall not be added to the aggregate plan limit described above.

(b) Incentive Stock Options. Subject to adjustment as provided in Section 14 hereof, up to 750,000 shares of Common Stock may be granted in the form of Incentive Stock Options.

          (c) Limits. Subject to adjustment as provided in Section 14 hereof, no individual shall be eligible to receive Awards aggregating more than 375,000 shares of Common Stock reserved under the Plan during the term of the Plan and the Company will not issue more than 375,000 shares of Restricted Stock or Restricted Units during the term of the Plan. For purposes of determining the maximum number of these types of Awards available for grant under the Plan, any Awards which are forfeited to the Company, shall be treated, following such forfeiture, as Awards that have not been granted under the Plan.

          (d) Securities Law Filings. The Company shall take whatever actions are necessary to file required documents with the U.S. Securities and Exchange Commission and any other appropriate governmental authorities and stock exchanges to make shares of Common Stock available for issuance pursuant to Awards.

          5. Administration. The Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to determine which persons are Plan Participants, to grant waivers of Award restrictions, and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. All determinations made by the Committee regarding the Plan or an Award shall be binding and conclusive as regards the Company, the Participants, and any other interested persons.

          6. Delegation of Authority. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange on which the Common Stock is listed, the Committee may delegate to the chief executive officer and to other senior officers of the Company its duties under the Plan, other than grants of Awards to executive officers of the Company, pursuant to such conditions or limitations as the Committee may establish. Any such delegation may be revoked by the Committee at any time.

          7. Awards. The Committee shall determine the type or types of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions and limitations applicable to each Award including any vesting requirements. In all events, upon the occurrence of a Change of Control, all Awards will become fully vested and immediately exercisable, except as otherwise expressly provided herein or in the applicable Award Agreement. The types of Awards available under the Plan are those listed in this Section 7.

          (a) Option. An Option is the grant of a right to purchase a specified number of shares of Common Stock the purchase price of which shall be not less than 100% of Fair Market Value on the date of grant. In addition, the Committee may not reduce the purchase price for Common Stock pursuant to an Option after the date of grant without the consent of the Company’s shareholders, except in accordance with adjustments pursuant to Section 14 hereof. Further, an Option may not be exercisable for a period in excess of ten years. An Option may be designated by the Committee in the Award Agreement as a Nonstatutory Stock Option for all Participants or an Incentive Stock Option for Participants who are employees. An Incentive Stock Option, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code which, among other limitations, provides that the aggregate Fair Market Value (determined at the time the option is granted) of Common Stock for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000; that Incentive Stock Options shall be priced at not less than 100% of the Fair Market Value on the date of the grant (110% in the case of a Participant who is a 10% shareholder of the Company within the meaning of Section 422 of the Code); and that Incentive Stock Options shall be exercisable for a period of not more than ten years (five years in the case of a Participant who is a 10% shareholder of the Company). The other restrictions and conditions of the Option will be established by the Committee and set forth in the Award Agreement.

          (b) Restricted Stock or Restricted Stock Unit Award. A share of Restricted Stock is an award of one share of Common Stock, and a Restricted Stock Unit is a bookkeeping entry, granting a Participant a share of Common Stock or cash in the future, respectively, for some or no monetary consideration, as the Committee may specify, and which may contain transferability or forfeiture provisions including a requirement of future services and such other restrictions and conditions as may be established by the Committee and set forth in the Award Agreement.

          (c) SARs. An SAR is a grant of the right to receive, upon exercise, the difference between the Fair Market Value of a share of Common Stock on the date of exercise, and the “Grant Value” of each SAR. The Grant Value shall be not less than 100% of Fair Market Value on the date of grant, as set forth in the Award Agreement. The Committee may not reduce the Grant Value after the date of grant without the consent of the Company’s shareholders, except in accordance with adjustments pursuant to Section 14 hereof. The difference between the Fair Market Value on the date of exercise and the Grant Value, multiplied by the number of SARs exercised (the “Spread”), shall be paid in shares of Common Stock which have a Fair Market Value equal to the Spread, provided, however, that any fractional share shall be paid in cash. Notwithstanding the foregoing, the Company, as determined in the sole discretion of the Committee, shall be entitled to elect to settle its obligation arising out of the exercise of an SAR by the payment of cash equal to the Spread, or by the issuance of a combination of shares of Common Stock and cash, in the proportions determined by the Committee, which have a Fair Market Value equal to the Spread. The other restrictions and conditions of the SARs will be established by the Committee and set forth in the Award Agreement, provided that the period for which an SAR may be exercisable shall not exceed ten years.

          8. Deferred Payment of Awards. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee which are intended to permit such deferrals to comply with applicable requirements of the Code, including Section 409A of the Code. Dividends or dividend equivalent rights may only be extended to and made part of any Award of Restricted Stock or Restricted Stock Units, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of dividend equivalents for deferred payments of Restricted Stock or Restricted Stock Units.

          9. Option Exercise. The price at which shares of Common Stock may be purchased under a Option shall be paid in full at the time of the exercise in cash, either by personal check, other credit to a Participant’s bank account, wire transfer, or by means of tendering Common Stock, either directly or by attestation, valued at Fair Market Value on the date of exercise, or any combination thereof. Furthermore, in accordance with the rules and procedures established by the Committee for this purpose, the Option may also be exercised through a “cashless exercise” procedure approved by the Committee involving a broker or dealer approved by the Committee, that affords the Participant the opportunity to sell immediately some or all of the Common Stock underlying the exercised portion of the Option in order to generate sufficient cash to pay the Option exercise price and/or to satisfy withholding tax obligations related to the Option.

          10. Tax Withholding. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of shares under the Plan, an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes, but in no event in excess of the minimum withholding required by law. The Company may defer making delivery with respect to Common Stock obtained pursuant to an Award hereunder until arrangements satisfactory to it have been made with respect to any such withholding obligation. If Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when the Nonstatutory Stock Option or SAR is exercised or the Restricted Stock vests. In the case of Restricted Stock Units, such stock will be valued when the Restricted Stock Units are paid to a Participant, in the case of income tax withholding, or when the Restricted Stock Units vest, in the case of employment tax withholding, unless applicable law requires a different time for withholding. Shares of Common Stock used to satisfy tax withholding obligations shall be treated as issued for purposes of determining the number of shares remaining for grant of Awards pursuant to Section 4 hereof.

          11. Amendment or Discontinuance of the Plan. The Board may, at any time, amend or terminate the Plan; provided, however, that

          (a) no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board, except (i) to the extent necessary for Participants to avoid becoming subject to penalties and/or interest under Section 409A of the Code or (ii) for adjustments permitted under Section 14 hereof; and

          (b) the Board may not, without further approval of the shareholders, adopt any amendment to the Plan for which shareholder approval is required under tax, securities or any other applicable law or the listing standards of the Over-The-Counter Bulletin Board (or if the Common Stock is not then traded on the Over-The-Counter Bulletin Board, the listing standards of such other exchange or inter-dealer quotation system on which the Common Stock is listed). In addition, the Board may not reduce the exercise price of an Option or the Grant Value of an SAR without the consent of the Company’s shareholders, except in accordance with the adjustments pursuant to Section 14 hereof.

          12. Termination of Employment or Service. If the employment of a Participant terminates, other than pursuant to paragraphs (a) and (b) of this Section 12, all unexercised, deferred and unpaid Awards shall terminate 90 days after such termination of employment or service, unless the Award Agreement provides otherwise, and during such 90-day period shall be exercisable only to the extent provided in the Award Agreement. Notwithstanding the foregoing, if a Participant’s employment is terminated for Cause, to the extent the Award is not effectively exercised or has not vested prior to such termination, it shall lapse or be forfeited to the Company immediately upon termination. In all events, an Award will not be exercisable after the end of its term as set forth in the Award Agreement.

          (a) Retirement. When a Participant’s employment terminates as a result of Retirement, the Committee (in the form of an Award Agreement or otherwise) may permit Awards to continue in effect beyond the date of Retirement, and the exercisability and vesting of any Award may be accelerated. Notwithstanding the foregoing, unless otherwise determined by the Committee (in the form of an Award Agreement or otherwise), a vested Nonstatutory Stock Option or SAR shall remain exercisable for one year after the Participant’s Retirement date.

(b) Death or Disability of a Participant.

          (i) In the event of a Participant’s death, the Participant’s estate or beneficiaries shall have a period specified in the Award Agreement within which to receive or exercise any outstanding Award held by the Participant under such terms, and to the extent, as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the

Participant; if none, then (b) to a legal representative of the Participant; if none, then (c) to the persons entitled thereto as determined by applicable law or, absent applicable law, a court of competent jurisdiction. Notwithstanding the foregoing, unless otherwise determined by the Committee (in the form of an Award Agreement or otherwise), a vested Option or SAR shall remain exercisable for one year after the Participant’s death.

          (ii) In the event a Participant is deemed by the Company to be disabled within the meaning of the Award Agreement, or, absent a definition therein, the Company’s long-term disability plan, the Award shall be exercisable for the period, and to the extent, specified in the Award Agreement. Awards and rights to any such Awards may be paid to or exercised by the Participant, if legally competent, or a legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability. Notwithstanding the foregoing, unless otherwise determined by the Committee (in the form of an Award Agreement or otherwise), a vested Option or SAR shall remain exercisable for one year after the Participant is deemed disabled.

          (iii) After the death or disability of a Participant, the Committee may in its sole discretion at any time (a) terminate restrictions in Award Agreements; (b) accelerate any or all installments and rights; and (c) instruct the Company to pay the total of any accelerated payments in a lump sum to the Participant, the Participant’s estate, beneficiaries or representative, notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards might ultimately have become payable to other beneficiaries; provided, however, that any such actions shall be consistent with the requirements of Section 409A of the Code and any guidance promulgated thereunder.

          (iv) In the event of uncertainty as to interpretation of or controversies concerning this paragraph (c) of Section 12, the Committee’s determinations shall be binding and conclusive on all interested parties..

          (c) No Employment or Service Rights. The Plan shall not confer upon any Participant any right with respect to continuation of employment by the Company or service as a director, nor shall it interfere in any way with the right of the Company to terminate any Participant’s employment at any time.

          13. Nonassignability. Except as provided in subsection (b) of Section 12 and this Section 13, no Award or any other benefit under the Plan shall be assignable or transferable, or payable to or exercisable by anyone other than the Participant to whom it was granted. Notwithstanding the foregoing, the Committee (in the form of an Award Agreement or otherwise) may permit Options, other than Incentive Stock Options, to be transferred to members of the Participant’s immediate family, to trusts for the benefit of the Participant and/or such immediate family members, and to partnerships or other entities in which the Participant and/or such immediate family members own all the equity interests. For purposes of the preceding sentence, “immediate family” shall mean a Participant’s spouse, issue and spouses of his issue.

          14. Adjustments. In the event of any corporate event or transaction, such as a merger, consolidation, share exchange, recapitalization, reorganization, separation, stock dividend, stock split, split-up, spin-off or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Company, the Committee, in order to prevent dilution or enlargement of Participants’ rights under the Plan, shall substitute or adjust, in an equitable manner (including adjustments to avoid fractional shares), (a) the number of Common Shares (i) reserved under the Plan, (ii) available for Incentive Stock Options, Restricted Stock or Restricted Stock Units, (iii) for which Awards may be granted to an individual Participant, and (iv) covered by outstanding Awards denominated in stock, (b) the stock prices related to outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of a merger, consolidation, statutory share exchange, acquisition of property or stock, separation, sale or disposition of all or substantially all assets, reorganization or liquidation, the Committee shall be authorized to (a) issue or assume Awards, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new Awards for previously issued awards or an assumption of previously issued awards or (b) convert any outstanding, in-the-money Awards into cash on a basis to be determined by the Committee in its sole discretion, and cancel any underwater Awards. Any adjustment, waiver, conversion or other action taken by the Committee under this Section 14 shall be conclusive and binding on all Participants, the Company and their successors, assigns and beneficiaries. All adjustments under this Section 14 shall be made in a manner such that they will not result in a penalty under Section 409A of the Code.

          15. Notice. Unless otherwise specified in the Award Agreement or in this Plan, any notice to the Company required by any of the provisions of this Plan shall be addressed to the director of human resources or to the chief executive officer of the Company in writing, and shall become effective when it is received by the office of either of them. Any notice to a Participant shall be addressed to the Participant at his last known address as it appears on the Company’s records.

          16. Unfunded Plan. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to Common Stock under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any Common Stock, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any Common Stock to be granted under the Plan. Any liability of the Company to any Participant with respect to a grant of Common Stock or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

          17. Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Wisconsin without giving effect to its conflicts of law provisions.

          18. Effective and Termination Dates. The effective date of the Plan is June 7, 2010, subject to shareholder approval. The Plan shall terminate on June 6, 2020, subject to earlier termination by the Board pursuant to Section 11, after which no Awards may be made under the Plan, but any such termination shall not affect Awards then outstanding or the authority of the Committee to continue to administer the Plan.

          19. Other Benefit and Compensation Programs. Payments and other benefits received by a Participant pursuant to an Award shall not be deemed a part of such Participant’s regular, recurring compensation for purposes of the termination or severance plans of the Company and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement, unless the Committee expressly determines otherwise.

BAYLAKE CORP.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS – JUNE 7, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Robert J. Cera and/or William C. Parsons as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote, as designated below, all the shares of common stock of Baylake Corp. held of record by the undersigned on March 31, 2010 at the Annual Meeting of Shareholders to be held on June 7, 2010 or any adjournment thereof.

PROPOSAL 1:	ELECTION OF DIRECTORS – Nominees for the Board of Directors:

Class III Nominees (Terms expire in 2013)
Roger G. Ferris	Thomas L. Herlache	Louis J. (Rick) Jeanquart	Paul J. Sturm

Class I Nominee (Term expires in 2011)

Elyse Mollner Stackhouse

Class II Nominee (Term expires in 2012)

Terrence R. Fulwiler

Instruction: To withhold authority to vote for any individual nominee, strike a line through the name of the nominee in the list stated above.

Vote for all nominees named above
Withhold vote for all nominees above
Vote for all nominees named, except those crossed out

PROPOSAL 2:	BOARD PROPOSAL TO APPROVE BAYLAKE CORP. 2010 EQUITY INCENTIVE PLAN

_______ FOR	______ AGAINST	______ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ABOVE BY THE UNDERSIGNED SHAREHOLDER(S).  IF PROPERLY SIGNED, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE NOMINEES NAMED IN PROPOSAL NUMBER ONE AND FOR APPROVAL OF THE BAYLAKE CORP. 2010 EQUITY INCENTIVE PLAN.

Please sign exactly as your name appears on this Proxy.  When shares are held by joint tenants, both should sign.  When signing as attorney, personal representative, administrator, trustee or guardian, please give full title as such.  If a corporation or partnership, please sign in full corporate name, by the President, other authorized officer, or by an authorized person.

Dated: _____________________________, 2010.

Signature	Signature, if jointly held

PLEASE MARK YOUR SELECTION FOR THE ELECTION OF DIRECTORS, THEN SIGN AND DATE THIS FORM.  PLEASE RETURN THIS PROXY FORM PROMPTLY, USING THE ENCLOSED ENVELOPE FOR YOUR CONVENIENCE.